Exhibit 4.16

Referral Agreement

Term Sheet

Supplier	
Company Name	Diginex Solutions (HK) Ltd
Registered Number	2635911
Registered Address	Smart-Space Fintech 2 Room 3, Units 401-404, Core C, Cyberport 3 3 Cyberport Road Telegraph Bay Hong Kong
Notice Address (if different)	n/a
Authorised Signature	Mark Blick Mark Blick (Jul 26, 2022 15:30 GMT+1)
Name of Signatory	Mark Blick
Title of Signatory	CEO
Date	Jul 26, 2022

HSBC	
Company Name	HSBC Global Services (UK) Limited
Registered Number	07272547
Registered Address	8 Canada Square London, E14 5HQ United Kingdom
Notice Address (if different)	For the Attention of the Chief Procurement Officer
Authorised Signature	Matthew Read Matthew Read (Jul 26, 2022 13:46 GMT+1)
Name of Signatory	Matthew Read
Title of Signatory	Director Cost & Performance
Date	Jul 26, 2022

Start Date	25 July 2022
Term	31 January 2023 – subsequent partnership arrangements, including any changes to commercial model and / or further data integration to be discussed at year end and any changes agreed will be reflected in a variation to this Agreement in accordance with clause [15].
Introduction	HSBC will provide Prospective Clients with a link to the Supplier Hubspot platform, to facilitate introduction of the Prospective Client.
Services	Supplier will supply access to its proprietary B2B SaaS ESG reporting platform ("diginexESG") to HSBC clients. The site will be accessible continuously within the terms of the Supplier software service agreement for HSBC clients to enrol, log in, and / or access their data. Referred HSBC clients will get access to 20% below list pricing (which can be seen here https://www.diginex.com/pricing). HSBC clients shall have access to all the default platform settings, including the major ESG reporting frameworks (GRI, SASB, TCFD, HKEX, SGX, QSE, WEF, Nasdaq) as well as any additional framework which are added as default to the platform. The platform shall be made available in English and (traditional) Chinese languages for HSBC clients initially in Hong Kong and UK. Additional markets – US, Canada Singapore, Middle East and India – may be added at a later date by variation to this Agreement. Once clients have been referred by HSBC to Supplier through the dedicated Hubspot URL the Supplier onboarding and retention teams will be responsible for all client servicing and handling requests specific to the diginexESG platform. This includes product introduction and demo, trouble shooting, and license renewal. Supplier will ensure that both the diginexESG platform and the servicing team has sufficient capacity to onboard and handle up to 10,000 HSBC clients over the next 2.5 years (until end 2024). Supplier will make available to HSBC data around client activity – this to be done manually (be excel) at least 2 times a month initially. Further integration and data sharing via API to be explored separately. This will not include any personal data. Any features requested by HSBC or individual HBSC clients outside of the default platform setting to be scoped and costed out separately. A product specification/training guide will be provided for the HSBC team and its clients to be able to operate the platform effectively. HSBC and Supplier will co-create marketing material (including digital content, print, and webinars) for promotional purposes.

Territories in scope	UK, Hong Kong
Country Specific Terms	Hong Kong Country Specific Terms attached
Fees Arrangements	N/A – No fees for this Agreement
Prospective Clients	Commercial Banking clients in the Mid-Market Enterprises and Large Corporates segments who have given consent to their Relationship Manager to be referred.
Governance / Reporting	Supplier will provide a report every month for each country, detailing which HSBC clients have registered for the platform (excluding personal data), activity levels of those clients, and anonymised indicator / topic selection on a segment basis.

Terms and Conditions

1. DEFINITIONS

Agreement: the Term Sheet, together with these Terms and Conditions and the Country Specific Terms (where applicable)

Applicable Laws: any, (i) law; (ii) rule, policy, guidance or recommendation issued by any Regulatory Authority, which relates to this Agreement or the Services

Confidential Information: all information disclosed by or on behalf of any HSBC Group Member or Supplier which could reasonably be considered confidential including that relating to the disclosing party's business

"**controller**", "**data subject**", "p**ersonal data**", "**processing**" and "**supervisory authority**" (and any derivatives thereof) have the meaning given to them in Data Protection Legislation

Controlling Interest: (i) the ownership of, control over or ability to direct voting of more than 50% of its fully diluted voting share capital; or (iii) the right to appoint or remove its directors that hold a majority of the voting rights

Country Specific Terms: the terms set out in the Schedule (if any)

Data Protection Legislation: all Applicable Laws and regulations relating to the processing of personal data or other data processed in connection with this Agreement including, where applicable, the GDPR, the Directive on Privacy and Electronic Communications (Directive 2002/58/EC), any laws and regulations implementing, derogating from or made under them (including applicable national legislation) and any orders and codes of practice, guidelines and recommendations issued by the applicable Regulatory Authorities, and codes of conduct notified by HSBC to the Supplier as applicable, in each case as may be enacted, amended or re-enacted and in force from time to time

Fees: the amounts payable set out in the Term Sheet

GDPR: the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC

HSBC Group Member: HSBC Holdings plc and any legal entity (1) in which HSBC Holdings plc (or one or more of its subsidiary or holding companies) has a Controlling Interest; or (2) over which HSBC Holdings plc (or one of its subsidiary or holding companies) exercises significant influence, even absent a Controlling Interest; or (3) which is notified by HSBC from time to time

HSBC Information: all documents, records, data (including HSBC Personal Data) belonging or relating to any HSBC Group Member

HSBC Personal Data: personal data for which any HSBC Group Member is primarily responsible under Data Protection Legislation

Introduction: the form of introduction set out in the Term Sheet. Introduce, Introduces, and Introduced shall be interpreted accordingly

Loss(es): all losses, liabilities, damages, costs, claims and expenses (including legal and other professional advisers' fees)

Personal Data Breach: the accidental or unlawful destruction, loss, alteration, corruption, unauthorised disclosure of, or access to, HSBC Personal Data

Prospective Clients: HSBC customers identified in the Term Sheet that may be interested in receiving the Services from the Supplier

Regulatory Authorities: all governmental, statutory or regulatory bodies and other competent authorities in any jurisdiction (or persons or entities appointed by or on the direction of such authorities or bodies)

Relevant Contract: a contract for the supply of Services entered into between the Supplier and a Prospective Client who was Introduced by to Supplier by HSBC

Relevant Personal Data: means all personal data processed by a party in connection with this Agreement

Services: the services provided by the Supplier to Prospective Clients as set out in the Term Sheet and any item or output provided as part of such services

Start Date: the date identified as such in the Term Sheet

Supplier Personnel: all employees, officers, agents, consultants, contractors and other representatives of Supplier and their respective sub-contractors involved, or proposed to be involved, in the performance of this Agreement

Term: the term set out in the Term Sheet

Term Sheet: the first part of this Agreement, setting out the parties, the Services and associated commercial terms

Terms and Conditions: the terms and conditions set out in Clauses 1 to 17 (inclusive)

2. INTERPRETATION

2.1 Unless the context otherwise requires:

(a) reference to any Applicable Law will be as modified, amended, extended, consolidated, re-enacted and/or replaced and in force from time to time;

(b) the words "include", "includes", "including", "in particular" or any similar words or expressions will not limit the words preceding them;

(c) reference to:

(i) a document, agreement, or provision, is as the same is amended, supplemented, replaced or novated;

(ii) a party includes a successor or a permitted assign of that party; and

(iii) Clauses are to Clauses of the Terms and Conditions;

(d) in the event of conflict between any parts of this Agreement, the order of precedence shall be:

(i) the Term Sheet;

(ii) the Country Specific Terms;

(iii) the Terms and Conditions; and

(iv) any documents incorporated by reference.

3. TERM

3.1 This Agreement shall commence on the Start Date and continue for the Term unless terminated earlier in accordance with its terms.

4. INTRODUCTIONS

4.1 HSBC and HSBC Group Members shall identify Prospective Clients and Introduce them to Supplier on the terms of this Agreement.

4.2 HSBC and HSBC Group Members may determine which Prospective Clients to Introduce to Supplier and nothing in this Agreement shall oblige HSBC or any HSBC Group Members to perform Introductions.

4.3 Neither party shall use the other's name, logo or trade marks on any marketing material in relation to this Agreement or the Services without the prior written consent of the other.

4.4 Neither party shall, without the other's prior written consent, make or give any representations, warranties or other promises concerning the Services which are not contained in the Supplier's marketing material.

4.5 HSBC and the HSBC Group Members shall have no involvement with or liability in respect of any Relevant Contract or relationship between a Prospective Client and Supplier. Supplier shall indemnify HSBC and the HSBC Group Members against all claims against and losses incurred by HSBC or the HSBC Group Members arising out of or in connection with any Relevant Contract or relationship between a Prospective Client and Supplier.

5. SUPPLIER OBLIGATIONS

5.1 Supplier shall act in good faith towards HSBC, the HSBC Group Members and Prospective Clients in respect of the arrangements envisaged by this Agreement.

5.2 Supplier shall provide Prospective Clients with the Services in accordance with the Relevant Contract.

5.3 Supplier shall provide HSBC with the information HSBC reasonably requires to identify Prospective Clients, including marketing information for and details of the Services, and information about Supplier.

5.4 Supplier shall inform HSBC immediately if Supplier:

(a) suspends or ceases to perform the Services; or

(b) materially amends the Services that it performs; or

(c) receives or has imposed on it by any regulatory authority any regulatory notice, notice of pending or threatened investigations, requirements, penalty notices, legal proceedings, enforcement notice or any similar action relevant to the Services.

6. INSURANCE

6.1 Supplier shall:

(a) at its own expense, procure and maintain adequate policies of insurance in respect of Supplier's potential liabilities under this Agreement; and

(b) promptly furnish evidence of such policies at HSBC's request.

7. WARRANTIES

7.1 Supplier warrants, represents and undertakes that:

(a) it has full capacity and authority to enter into and perform its obligations under this Agreement;

(b) there are no actions, proceedings or investigations pending or, to its knowledge, threatened against by or before any court, administrative body, arbitration tribunal or Regulatory Authority.

8. FEES ARRANGEMENTS AND PAYMENT

8.1 Supplier shall invoice HSBC for the Fees set out in the Term Sheet via HSBC's nominated invoicing solution. HSBC shall pay undisputed invoices within 30 days of the invoice date.

8.2 Supplier shall provide HSBC with all documentation and other information as HSBC may reasonably require with respect to each invoice.

8.3 All Fees are expressed exclusive of any applicable local sales taxes, which shall only be payable by HSBC after receipt of a valid tax invoice.

8.4 All Fees payable shall be free and clear of any deductions or withholdings unless the deduction or withholding is required by law in which case HSBC may deduct and remit such payment direct to the taxing authority.

8.5 Supplier may charge interest on undisputed late payments at the rate of four per cent (4%) per annum from the due date until judgment (or if no judgment, the date on which payment is received by Supplier).

8.6 Neither party shall be responsible for any expenses incurred by the other unless such expenses have been agreed in writing by both parties, in advance.

8.7 Any HSBC Group Member shall be entitled to pay an invoice on behalf of another HSBC Group Member and any such payment shall satisfy all payment obligations relating to the relevant invoice.

9. CONFIDENTIAL INFORMATION

9.1 Each party shall keep the other party's Confidential Information strictly confidential and use it solely to exercise its rights and/or fulfil its obligations under this Agreement and/or for checks, reviews and access required to comply with law, regulation or internal policies or procedures (**Permitted Purpose**).

9.2 A party may disclose Confidential Information only:

(a) if the other party has given its prior written consent; or

(b) if and to the extent that such Confidential Information is required to be disclosed by law, any Regulatory Authority or a court of competent jurisdiction; or

(c) to its professional advisers in connection with this Agreement; or

(d) to HSBC Group Members, Supplier and their respective contractors, suppliers and personnel solely for the Permitted Purpose under an appropriate obligation of confidentiality.

10. DATA PROTECTION

10.1 Each party shall comply with all Data Protection Legislation applicable to its processing of Relevant Personal Data.

10.2 Each party shall only process Relevant Personal Data for the purposes of this Agreement ("**Purpose**"). Neither party shall process Relevant Personal Data in a way that is incompatible with the provisions of this clause.

10.3 Each party shall ensure that any Relevant Personal Data that it provides to the other party has been obtained in compliance with applicable Data Protection Legislation, and shall take such steps as are required, including the giving of information, making of notices and obtaining of valid consents, to ensure that the other party is entitled to process such Relevant Personal Data for the Purpose.

10.4 Each party shall use reasonable commercial endeavours to ensure that any Relevant Personal Data it provides to the other party from time to time is accurate and up to date.

10.5 The parties acknowledge and agree that, as regards processing of the Relevant Personal Data, each party acts as a controller in respect of such processing, and it is not intended that either party shall act as a processor to the other party in respect of any Relevant Personal Data.

10.6 If, at any time, a party is of the opinion that it is processing Relevant Personal Data as a processor on behalf of the other party, it shall immediately: (a) cease any processing where it may be acting as a processor; (b) notify the other party immediately of such processing; and (c) process such Relevant Personal Data as a processor solely on the written instructions of the other party.

10.7 Should either party receive a complaint, request, enquiry or demand from or on behalf of a data subject or supervisory authority in relation to the processing of Relevant Personal Data (including but not limited to any request for rectification or erasure of personal data or restriction of processing made in accordance with Articles 16, 17(1) or 18 of the GDPR), it shall promptly and in any event within five (5) business days notify the other party in writing of such request, etc.

10.8 Each party will implement appropriate security, technical and organisational measures in respect of the integrity and confidentiality of the Relevant Personal Data whilst in its possession to ensure that the Relevant Personal Data will not be recorded, disclosed, processed, deleted, lost, damaged, altered, used or otherwise tampered with in an unauthorised, accidental or unlawful manner and to protect the Relevant Personal Data in accordance with the relevant Data Protection Legislation. Such security, technical and organisational measures shall include (without limitation):

(a) taking reasonable steps to ensure the reliability of any individuals who have access to Relevant Personal Data; and

(b) ensuring a level of security appropriate to the harm that might result from such unauthorised or unlawful processing or accidental loss, destruction or damage of, and appropriate to the nature of, the Relevant Personal Data.

10.9 Each party shall immediately notify the other party in writing of any personal data breach or breach of the provisions of this clause **Error! Reference source not found.** or if any complaint is made by a supervisory authority relating to Relevant Personal Data. In the event of a notification under this clause 10.9, the parties shall provide full co-operation and assistance to one another in relation to such breach or complaint.

11. LIABILITIES

11.1 Nothing in this Agreement limits or excludes the liability of either party for:

(a) death or personal injury arising out of its negligence;

(b) fraud or fraudulent misrepresentation;

(c) any matter for which it is not permitted by law to exclude or limit its liability;

(d) deliberate misconduct;

(e) any breach of Clauses 9 (*Confidential Information*) or 10 (*Data Protection*); or

(f) Losses under the indemnity at Clause **Error! Reference source not found.** (*Intellectual Property*).

11.2 Subject to Clause 11.1, neither party shall have any liability for indirect or consequential losses, whether or not they have been advised of the possibility or such loss or damage.

11.3 Subject to Clauses 11.1 and 11.2, the liability of either party arising out of or in connection with this Agreement shall be limited to the greater of:

(a) two hundred percent per cent (200%) of the Fees paid or payable under this Agreement; or

(b) five hundred thousand pounds (£500,000).

12. TRANSFER AND SUB-CONTRACTING

12.1 Subject to Clause 12.3, neither party shall sub-contract, assign or transfer any rights or obligations under this Agreement without the prior written consent of the other.

12.2 Where Supplier sub-contracts any obligations Supplier shall not be relieved of any of its liabilities or obligations and shall oversee and be responsible for the acts and omissions of the sub-contractor.

12.3 HSBC may sub-contract, assign or transfer any of its rights and/or obligations under this Agreement to any HSBC Group Member.

13. ANTI-BRIBERY AND CORRUPTION

13.1 In connection with the activities to be carried out under this Agreement, the Supplier shall comply with, and shall ensure that all Supplier Personnel engaged or instructed to act for or on behalf of the Supplier or HSBC (**the Relevant Persons**) are aware of and comply with all anti-bribery and corruption laws applicable to this Agreement (**ABC Laws**), including the UK Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977, and the Hong Kong Prevention of Bribery Ordinance.

13.2 The Supplier shall not and shall ensure the Relevant Persons shall

not:

(a) take any actions or make any omissions that would cause HSBC or the Supplier to be in violation of any applicable ABC Laws; or

(b) directly or indirectly, offer, pay, promise to pay or authorise any bribe, other undue financial or other advantage or make any facilitation payment to, or receive any bribe or other undue financial or other advantage from, a public official or a private party in connection with this Agreement or any transactions undertaken for or on behalf of HSBC.

13.3 The Supplier warrants and represents that, in relation to the activities to be carried out under this Agreement, that the Relevant Persons are subject to policies and procedures that are reasonably designed to prevent bribery or corruption and ensure compliance with ABC Laws and undertakes that it shall procure the compliance with such policies and procedures by the Relevant Persons.

13.4 The Supplier warrants and represents that neither it nor, to its knowledge, any of other the Relevant Persons:

(a) are currently under actual or threatened investigation, inquiry, or audit by any government authority in relation to any potential offence involving fraud, bribery, corruption, or dishonesty;

(b) have been convicted of or pleaded guilty to an offence involving fraud, bribery, corruption, or dishonesty;

(c) have ever been listed by any government agency or non-governmental organisation as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for procurement programs.

13.5 The Supplier shall ensure that all transactions, payments, and expenses related to this Agreement are:

13.6 fairly and accurately recorded, in reasonable detail, in its books and records; and

13.7 evidenced and supported by complete and accurate documentation, including but not limited to invoices and receipts, which shall be maintained throughout the duration of this Agreement and for no less than six years after termination of this Agreement and shall be made available to HSBC upon reasonable notice for review.

13.8 Notwithstanding any provision of this Agreement to the contrary, HSBC shall not be obligated to make any payment or take any other action under this Agreement if HSBC believes (acting reasonably) that such action may constitute a violation, or contribute to any violation, of any ABC Laws, and HSBC shall not be liable to the Supplier for any Losses arising from HSBC's exercise of its right under this Clause 13.

14. TERMINATION

14.1 Either party may terminate this Agreement immediately on written notice if the other party

(a) becomes insolvent or takes any action in connection with an arrangement with its creditors (other than in relation to a solvent restructuring), ceases to carry on business or any analogous procedure; or

(b) commits any material or persistent breach of this Agreement, which is either incapable of remedy or is not remedied within 30 days' of written notice.

14.2 HSBC may terminate this Agreement:

(a) at any time for any reason on not less than 30 days' written notice;

(b) immediately on written notice if HSBC considers that termination is required by any Regulatory Authority; or

(c) as otherwise expressly stated in this Agreement.

14.3 On termination, Supplier shall promptly return to HSBC or permanently erase (at HSBC's discretion) all HSBC Information.

14.4 HSBC may keep copies of all documents delivered by Supplier under the Agreement for archival and/or regulatory purposes on a perpetual basis.

14.5 Where HSBC exercises its termination right under Clause 14.2 (b) , HSBC shall be entitled to a pro rata refund of any pre-paid Fees that relate to any period after termination.

14.6 Termination of this Agreement shall not affect any accrued rights.

14.7 All provisions of this Agreement that may be reasonably construed as surviving its termination will survive termination of this Agreement.

15. GENERAL

15.1 Amendment. No variation to this Agreement shall be effective unless duly authorised in writing by both parties.

15.2 Notices. Notices shall be: (1) in writing; (2) sent to the address set out on the Term Sheet or such other addresses as the parties may specify in writing and (3) deemed delivered 48 hours after despatch.

15.3 Counterparts. This Agreement may be signed in any number of copies and each will be an original, together forming one Agreement.

15.4 Cumulative Remedies. Remedies under this Agreement are cumulative and not exclusive of other remedies hereunder or by law.

15.5 Waiver. A party's delay or failure to enforce a term of this Agreement will not waive the party's right to enforce that or any other term. A waiver of any right, remedy, breach or default will only be valid if given in writing by an authorized representative of a party and will not constitute a waiver of any other right, remedy, breach or default.

15.6 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. Where no modification is possible, the provision shall be deemed deleted without effect on the rest of this Agreement.

15.7 Independent Contractors. This Agreement creates no employment, partnership, joint venture, agency or other relationship between the parties. Neither party shall have the authority, and shall not hold itself out, or permit any person to hold itself out, or otherwise create the impression that it is authorised to bind the other in any way, and shall not do any act which might reasonably create the impression that they are so authorised. Neither party shall make or enter into any contracts or commitments or incur any liability for or on behalf of the other, including for the provision of the Services or the price for them, and shall not negotiate any terms for the provision of the Services with Prospective Clients.

15.8 Entire Agreement. This Agreement and the documents incorporated herein, as may be amended from time to time, comprises the entire agreement between the parties and supersedes any prior agreement between them relating to its subject matter.

15.9 Third Party Beneficiaries. HSBC may enforce any term of this Agreement on behalf of HSBC Group Members and shall be entitled to recover any Losses suffered by HSBC Group Members arising out of or in connection with this Agreement as though such Losses had been suffered by HSBC. Save as provided in this Clause 15.9, there are no third party beneficiaries under this Agreement.

15.10 Direct Agreements. If a HSBC Group Member requires a direct agreement with the Supplier, Supplier will enter into an agreement with the HSBC Group Member confirming that the terms of this Agreement apply and including any additional provisions required (such as the Country Specific Terms).

16. DISPUTES

16.1 If a significant dispute arises between the parties, either party may call a meeting to seek a solution. Representatives from each party with the authority to settle the dispute shall meet at a mutually agreed location within 14 days and shall negotiate in good faith.

16.2 Pending dispute settlement, the parties shall continue to perform their respective obligations.

17. GOVERNING LAW & JURISDICTION

17.1 This Agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales and the parties agree to submit to the exclusive jurisdiction of the English courts.

Local terms for Hong Kong SAR

Where the Services are provided in Hong Kong SAR the following terms shall apply.

1. DEFINITIONS AND INTERPRETATION

Any reference to the words "holding companies" and "subsidiary" shall have the meanings set out in sections 13 and 15 of the Companies Ordinance (Cap.622 of the laws of Hong Kong SAR)

2. GOVERNING LAW

The Agreement and any dispute or claim arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws in force in Hong Kong SAR and, subject to the governance and disputes resolution procedures in the Agreement, the parties submit and irrevocably agree to the exclusive jurisdiction of the Hong Kong SAR courts in respect of the same.

Signature: Mark Blick
Mark Blick (Jul 26, 2022 15:30 GMT+1)

Email: mark.blick@diginex.com

Title: CEO

RENEWAL/EXTENSION AGREEMENT

Date of Variation or Renewal/Extension Agreement	The date on which the last party signs this Variation Agreement	
HSBC entity	Name (full entity name)	**HSBC Global Services (UK) Limited**
	Company registration number (if applicable)	**7272547**
	Registered address (or primary address if U.S.)	**8 Canada Square, London E14 5HQ**
Supplier entity	Name (full entity name)	**Diginex Solutions (HK) Ltd**
	Company registration number (if applicable)	**2635911**
	Registered address (or primary address if U.S.)	**Smart-Space Fintech 2 Room 3, Units 401-404, Core C, Cyberport 3 3 Cyberport Road Telegraph Bay Hong Kong**
Existing Agreement	The agreement made between the parties dated 25th July 2022 which may have been amended, varied, restated and/or novated from time to time	
Terms	The parties agree to: extend the term of the Existing Agreement until 31 Dec 2027	
Governing Law	The governing law and jurisdiction provisions in the Existing Agreement shall apply to this agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the same law and jurisdiction which also governs the Existing Agreement.	

Signed by the parties or their respective duly authorised representatives on the date of this agreement.

	For and on behalf of the HSBC entity	**For and on behalf of the Supplier entity**
Signature		Mark Blick Mark Blick (Sep 18, 2024 20:36 GMT+8)
Name	Mohammed Imran Daji	Mark Blick
Title	Global Category Manager	CEO
Date	09/18/2024	09/17/2024

E1.663806

Agreement for Services

Term Sheet

Supplier		**HSBC**	
Company Name	Diginex Solutions	Company Name	**HSBC Technology & Services (USA) Inc.**
Primary Address	Smart-Space Fintech 2 Room 3, Units 401-404, Core C, Cyberport 3 3 Cyberport Road Telegraph Bay Hong Kong	Primary Address	227 W. Monroe St. Chicago Il 60606
Notice Information (if different)	mark.blick@diginex.com +852 3626 9100	Notice Information (if different)	For the Attention of: Head of US Procurement 2929 Walden Ave. Depew, NY 14043 Email: Phone: With a copy to: [address] [email] [phone]
Authorized Signature	Mark Blick Mark Blick (Nov 27, 2024 18:28 GMT)	Authorized Signature	Michael Schebell Michael Schebell (Nov 27, 2024 12:03 EST)
Name of Signatory	Mark Blick	Name of Signatory	Michael Schebell
Title of Signatory	CEO	Title of Signatory	Strategic Sourcing Manager - 22442
Date		Date	11/27/2024

Start Date	*January 1st 2025*
Term	*January 1st 2025 – December 31st 2027 any changes to commercial model and / or further data integration to be discussed at year end and any changes agreed will be reflected in a variation to this Agreement in accordance with clause [22].*
Services	Diginex will supply access to its proprietary B2B SaaS ESG reporting platform ("DiginexESG") to HSBC US clients
	Referred HSBC clients will get access to 50% below list pricing (which can be seen here https://www.diginex.com/pricing). HSBC clients shall have access to all the default platform settings, including the major ESG reporting frameworks (GRI, SASB, TCFD, HKEX, SGX, QSE, WEF, Nasdaq) as well as any additional framework which are added as default to the platform. The platform shall be made available in English HSBC US clients in the United States. Once clients have been referred by HSBC to Supplier, the Supplier onboarding and retention teams will be responsible for all client servicing and handling requests specific to the DiginexESG platform. This includes product introduction and demo, trouble shooting, and license renewal. Similar to global agreement, supplier will ensure that both the DiginexESG platform and the servicing team has sufficient capacity to onboard and handle up to 10,000 HSBC clients over the next 2.5 years. (until end 2026). US numbers would be included in this figure Supplier will make available to HSBC data around client activity – this to be done manually (be excel) at least 2 times a month. Further integration and data sharing to be explored separately. This will not include any personal data. Any features requested by HSBC or individual HBSC clients outside of the default platform setting to be scoped and costed out separately. A product specification/training guide will be provided for the HSBC team and its clients to be able to operate the DiginexESG platform effectively.

	HSBC and Supplier will co-create marketing material (including digital content, print, and webinars) for promotional purposes.
Service Levels and Service Credits	The site will be accessible continuously within the terms of the Supplier software service agreement for HSBC clients to enroll, log in, and / or access their data.
Maintenance	*The Supplier will undertake all maintenance required to provide the Services and ensure the DiginexESG platform is available as set out in this Agreement.*
Maintenance Term	*Maintenance will be provided for the duration of this Agreement and at all times whilst the Supplier provides the Services and allows HSBC and HSBC clients access to the DiginexESG platform*
Warranty Period	*N/A*
Acceptance Criteria	*N/A*
Charges and Invoicing	N/A – HSBC will not pay any fees under this Agreement or in relation to the Services.
Territory	United States
Exit	On termination, Supplier shall promptly return to HSBC or permanently erase (at HSBC's discretion) all HSBC Information. Please refer to clause [20] for additional details.
Governance / Reporting	Supplier will provide a report every month for the US, detailing which HSBC US clients have registered for the platform (excluding personal data), activity levels of those clients, and anonymised indicator / topic selection on a segment basis

Terms and Conditions

1. DEFINITIONS

Acceptance Criteria: the acceptance criteria set out in the Term Sheet

Agreement: The Term Sheet, together with these Terms and Conditions, and any Service Specific Terms

Applicable Laws: any, (i) statute, statutory instrument, by-law, order, directive, treaty, decree or law (including any common law, judgment, demand, order or decision of any court, regulator or tribunal); (ii) regulation, rule, policy, guidance or recommendation issued by any Regulatory Authority, which relates to this Agreement or the Services

Charges: the amounts payable for the Services set out in the Term Sheet

Claim: any claim, action, proceeding, demand or allegation or any threatened claim, action, proceeding, demand or allegation of whatever nature, whether in contract, tort (including negligence) or otherwise

Confidential Information: all information (however recorded or preserved) disclosed by any HSBC Affiliate or the Supplier Affiliate or their employees, officers, representatives, advisers or sub-contractors which is either labelled as confidential or should reasonably be considered as confidential because of its nature and the manner of its disclosure including: (a) the existence of, the terms of and the position in any dispute in relation to the Agreement; (b) information that relates to the disclosing party and its affiliates' customers, employees, contractors, agents, systems, facilities, premises, security, procedures, business strategy, planning, operations, administrative, audit, financial or marketing activities (including HSBC Information); and (c) any such information which has transpired or is exchanged during the parties' negotiations prior to entering into the Agreement

Controlling Interest: (i) the ownership of, control over or ability to direct voting of more than 50% of its fully diluted voting share capital; or (iii) the right to appoint or remove its directors that hold a majority of the voting rights

Divested Unit: any subsidiary, business or department of a HSBC Affiliate, which ceases, on or after the Divestment Date, to be a HSBC Affiliate or to be part of a HSBC Affiliate

Divestment Date: the date on which the Divested Unit ceases to be a HSBC Affiliate (or part of a HSBC Affiliate) or ceases to be owned by a HSBC Affiliate

Event of Force Majeure: any of the following circumstances which are beyond the reasonable control of a party that directly prevent performance under this Agreement, being war, civil commotion, armed conflict, riot, government action, act of terrorism, fire, flood or act of God (excluding any labor dispute, labor shortages, strikes or lock-outs)

Exit Management Plan: means the operations plan prepared by Supplier detailing the procedures to be followed during the Termination Assistance Period

HSBC Code of Conduct: HSBC's Ethical and Environmental Code of Conduct for Suppliers of Goods and Services, available on https://www.hsbc.com/our-approach/risk-and-responsibility/working-with-suppliers, as amended from time to time

HSBC Affiliate: HSBC North America Holdings Inc. and any legal entity (1) in which HSBC North America Holdings Inc. (or one or more of its subsidiary or holding companies) has a Controlling Interest; or (2) over which HSBC North America Holdings Inc. (or one of its subsidiary or holding companies) exercises significant influence, even absent a Controlling Interest; or (3) which is notified by HSBC from time to time

HSBC Information: all documents, records, data (including HSBC Personal Data) belonging or relating to any HSBC Affiliate

HSBC IPR: Intellectual Property Rights in any materials provided by or on behalf of any HSBC Affiliate to Supplier, Supplier Affiliate, or any Supplier Personnel in connection with the Services, including the HSBC Marks

HSBC Marks: trademarks owned by or licensed to HSBC and provided to Supplier

HSBC Personnel: all employees, officers, agents, consultants, contractors and other representatives of any HSBC Affiliate and their respective sub-contractors

Intellectual Property Rights: all present and future rights in any territory in or in relation to copyright and related rights, moral rights, trademarks, designs, patents, database rights, circuit layouts, business and domain names, inventions and rights in goodwill or to sue for passing off or equivalent rights or forms of protection (whether or not registered or capable of registration) and all applications (and rights to apply) therefor, and for renewals and extensions thereof

Loss(es): all losses, liabilities, damages, costs, claims and expenses (including legal and other professional advisers' fees)

Open Source Software: open-source software, public source software, shareware or freeware, or any modification or derivative of the same, including any version of any computer software licensed pursuant to any open source or general public license

Regulatory Authorities: all governmental, statutory or regulatory bodies and other competent authorities in any jurisdiction (or persons or entities appointed by or on the direction of such authorities or bodies) including the Office of the Comptroller of the Currency (the "**OCC**"), the Federal Reserve Board (the "**FRB**"), the Consumer Financial Protection Bureau (the "**CFPB**"), the Securities and Exchange Commission ("**SEC**"), and the Financial Industry Regulatory Authority ("**FINRA**")

Service Credits: a credit against the Charges, the amount of which is calculated in accordance with the Term Sheet

Service Level: a level of performance or delivery of the Services specified in the Term Sheet

Services: the services provided by the Supplier set out in the Term Sheet and the Service Specific Terms and any item or output provided as part of such services

Service Specific Terms: terms and conditions applicable to certain types of Services as set out after the Terms and Conditions

Start Date: the date identified as such in the Term Sheet

Successor Supplier: any service provider who is to succeed Supplier in the provision of some or all of the Services

Supplier Affiliate: (1) the Supplier and any entity which at any time is the Supplier's ultimate holding company or a subsidiary of such ultimate holding company and (2) any entity over which at any time any of the entities defined in paragraph (1) of this definition either directly or indirectly exercises management control, even though it may own less than fifty percent (50%) of the shares

Supplier IPR: any Intellectual Property Rights owned by or licensed to Supplier provided in connection with the Services other than HSBC IPR

Supplier Personnel: all employees, officers, agents, consultants, contractors and other representatives of Supplier and their respective sub-contractors involved, or proposed to be involved, in the performance of this Agreement

Term: the term set out in the Term Sheet

Termination Assistance Period: any period during which termination assistance is required

Term Sheet: the first part of this Agreement, setting out the parties, the Services and associated commercial terms

Terms and Conditions: the terms and conditions set out in Clauses 1 to 24 (inclusive)

Territory: the country or countries set out on the Term Sheet

Use: (1) in relation to any software or systems, the right to access, load, execute, store, transmit, display, use and copy; and (2) in relation to any other materials or documentation, the right to use, copy, distribute, amend, translate, create derivative works of or otherwise deal with the materials or documentation as reasonably necessary for their use, in each case throughout the world

2. INTERPRETATION

2.1 Unless the context otherwise requires:

(a) reference to any Applicable Law will be as modified, amended, extended, consolidated, re-enacted and/or replaced and in force from time to time;

(b) the words "include", "includes", "including", "in particular" or any similar words or expressions will not limit the words preceding them;

(c) reference to:

(i) a document, agreement, or provision, is as the same is amended, supplemented, replaced or novated;

(ii) a party includes a successor or a permitted assign of that party;

(iii) Clauses are to Clauses of the Terms and Conditions; and

(iv) paragraphs are to paragraphs in the relevant Service Specific Terms; and

(d) in the event of conflict between any parts of this Agreement, the order of precedence shall be:

(i) the Term Sheet;

(ii) the Exhibits;

(iii) any Service Specific Terms;

(iii) the Terms and Conditions; and

(iv) any documents incorporated by reference.

3. TERM

3.1 This Agreement shall commence on the Start Date and continue for the Term unless terminated earlier in accordance with its terms.

4. PROVISION OF THE SERVICES

4.1 Supplier shall:

(a) provide the Services to HSBC in accordance with:

(i) this Agreement;

(ii) Applicable Laws;

(iii) good industry practice;

(b) obtain and maintain all necessary consents, authorizations, approvals, permissions, licenses, permits or similar which are necessary in order to provide the Services;

(c) ensure that the Services are:

(i) provided by suitably experienced and qualified Supplier Personnel; and

(ii) of satisfactory quality and reasonably fit for purpose;

(d) obtain the written consent of HSBC before supplying any part of the Services from a country other than the Territory;

(e) notify HSBC immediately in writing if any development, act, omission, event or circumstance has occurred that may prevent or have a material impact on Supplier's ability to perform its obligations under this Agreement effectively and in compliance with the Service Levels and Applicable Laws; and

(f) notify HSBC immediately, if the Supplier determines that it has experienced a Notification Incident as defined in 12 CFR Part 53; 12 CFR Part 225; or 12 CFR Part 304;

(g) comply with all applicable export laws that relate to the transactions contemplated by the Agreement, including, if applicable, all requirements of the International Traffic in Arms Regulations and/or the Export Administration Act, as may be amended. Supplier further agrees that if the export laws are applicable, it will not disclose or re-export any Services or portions thereof to any countries for which the United States government requires an export license or other supporting documentation at the time of export or transfer, unless the Supplier has obtained prior written authorization from the United States Bureau of Industry and Security or other Regulatory Authority responsible for such matters.

4.2 The Services may be Used by or on behalf of:

(a) HSBC Affiliates for purposes of their businesses;

(b) any other Use set out in the Term Sheet.

5. HSBC CODE OF CONDUCT

5.1 The Supplier shall and shall ensure that any sub-contractors shall, comply with the HSBC Code of Conduct including any variation thereof.

5.2 The Supplier undertakes not to purchase any goods or services that it knows, or ought reasonably to have known, have been sourced from suppliers, producers or manufacturers using forced or compulsory labor in their operations.

5.3 The Supplier agrees that in the event of a material breach of clause 5.1, HSBC may terminate the Agreement immediately and without penalty.

6. SUPPLIER PERSONNEL

6.1 Supplier shall be responsible for all Supplier Personnel and shall ensure that any Supplier Personnel providing the Services are legally entitled and suitable to provide the Services.

6.2 For any Supplier Personnel having unsupervised access to a site owned, leased, occupied or used by a HSBC Affiliate or having access to any HSBC systems or HSBC Information Supplier shall check:

(a) their identity and current address, lack of criminal history and adverse publicity, employment history, academic qualifications and credit history;

(b) they are legally entitled to reside and work in the Territory; and

(c) they are not subject to any legal or regulatory barriers to providing the Services,

to the extent such checks are permitted by Applicable Laws or practical to conduct in the Territory

6.3 The Supplier shall, following a request from HSBC, provide evidence to HSBC that the Supplier Personnel have been subject to such screening.

6.4 The Supplier authorizes HSBC, at HSBC's cost and discretion, to complete fingerprinting and associated screening of those Supplier Personnel providing Services to HSBC through a third-party vendor employed by HSBC. If based on the fingerprint check HSBC determines that the Supplier Personnel is disqualified from providing Services to HSBC, HSBC may request that the Supplier not use the relevant Supplier Personnel in connection with providing the Services

to HSBC and, at no cost to HSBC, the Supplier shall arrange their removal and promptly replace them with suitable alternative personnel.

6.4 Supplier shall keep the screening in clause 6.2 up-to-date.

7. ACCEPTANCE

HSBC may reject any Services not in conformity with any Acceptance Criteria and require Supplier to repair or replace the rejected Services promptly at Supplier's risk and expense.

8. WARRANTIES

8.1 Supplier warrants, represents and undertakes that:

(a) it has full capacity and authority to enter into and perform its obligations under this Agreement;

(b) as of the Start Date, there are no actions, proceedings or investigations pending or, to its knowledge, threatened against by or before any court, administrative body, arbitration tribunal or Regulatory Authority; and

(c) **it shall abide by the requirements of 41 CFR 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity or national origin. Moreover, these regulations require that covered prime contractors and sub-contractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, disability or veteran status.**

9. CHARGES AND PAYMENT

9.1 Supplier shall invoice HSBC for the Charges set out in the Term Sheet via HSBC's nominated invoicing solution. HSBC shall pay undisputed invoices within 30 days of the invoice date.

9.2 Supplier shall provide HSBC with all documentation and other information as HSBC may reasonably require with respect to each invoice.

9.3 All Charges are expressed exclusive of any applicable local sales taxes, which shall only be payable by HSBC after receipt of a valid tax invoice.

9.4 All Charges payable shall be free and clear of any deductions or withholdings unless the deduction or withholding is required by law in which case HSBC may deduct and remit such payment direct to the taxing authority.

9.5 Any HSBC Affiliate shall be entitled to pay an invoice on behalf of another HSBC Affiliate and any such payment shall satisfy all payment obligations relating to the relevant invoice.

9.6 The Supplier shall not increase the Charges at any time during the Term of the Agreement. For the avoidance of doubt, there will be no adjustments to Charges related to Services, travel, maintenance, or equipment, or any other costs and expenses relating to or arising out of the Supplier's provision of Services pursuant to any inflationary index, such as the US Department of Labor's Consumer Price Index, or otherwise.

10. CONFIDENTIAL INFORMATION

10.1 Each party shall keep the other party's Confidential Information strictly confidential and use it solely to exercise its rights and/or fulfil its obligations under this Agreement and/or for checks, reviews and access required for compliance with law, regulation or internal policies or procedures and/or for provision of services to a party (**Permitted Purpose**).

10.2 A party may disclose Confidential Information only:

(a) if the other party has given its prior written consent; or

(b) if and to the extent that such Confidential Information is required to be disclosed by law, any Regulatory Authority or a court of competent jurisdiction; or

(c) to its professional advisers in connection with this Agreement; or

(d) to HSBC Affiliates, Supplier and their respective contractors, suppliers and personnel solely for the Permitted Purpose under an appropriate obligation of confidentiality.

10.3 Notwithstanding the above, under 18 U.S.C. §1833(b), "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Nothing in this Agreement or policy of either party is intended to conflict with this statutory protection, and no director, officer, or member of management of either party has the authority to impose any rule to the contrary.

10.4 No party shall make, or permit any person to make, any public announcement concerning this Agreement or otherwise publicize this Agreement without the prior written consent of the other party.

11. DATA PROTECTION

11.1 Supplier shall comply with the data protection requirements as set out in Exhibit A (Data Processing).

12. INFORMATION SECURITY

12.1 Supplier shall comply with the information security requirements as set out in Exhibit B (Information Protection and Security).

12.2 If any HSBC Information is unavailable, corrupted or lost as a result of Supplier's negligence, act or omission then HSBC may, or may require Supplier to, promptly restore or procure the restoration of HSBC Information from the last available back up, in each case at Supplier's expense.

13. INTELLECTUAL PROPERTY

13.1 Nothing in this Agreement shall transfer ownership in HSBC IPR or Supplier IPR.

13.2 HSBC grants to Supplier for the duration of this Agreement:

(a) a non-exclusive, royalty-free, non-sub-licensable, revocable license to use the HSBC IPR (excluding the HSBC Marks); and

(b) the right to use, copy and reproduce HSBC Marks solely as necessary to provide the Services, subject to HSBC's prior approval of any display or dissemination of such Services.

in each case solely to the extent necessary to perform its obligations under this Agreement.

13.3 Supplier grants to HSBC a non-exclusive, royalty-free, perpetual, worldwide, irrevocable license to Use Supplier IPR to permit full and unrestricted benefit of the Services and an exclusive, royalty-free, perpetual worldwide, irrevocable license to the output of the Services.

13.4 Supplier shall procure the irrevocable and unconditional waiver of all moral rights (or similar rights) relating to the Supplier IPR or otherwise arising in the performance of the Services.

13.5 Supplier shall indemnify and hold harmless each HSBC Affiliate against all Claims by a third party in relation to any infringement or alleged infringement of Intellectual Property Rights and all Losses suffered by a HSBC Affiliate as a result of:

(a) any HSBC Affiliate's receipt, Use or exploitation of Supplier IPR or Services in accordance with this Agreement; or

(b) Supplier's use of any HSBC IPR other than in accordance with this Agreement.

13.6 If any item used in the provision of the Services becomes, or is likely to become, the subject of an infringement or misappropriation Claim, Supplier shall promptly at Supplier's expense:

(a) secure the right for Supplier, Supplier Personnel and HSBC Affiliates to continue using the item; or

(b) subject to HSBC's written consent, replace or modify the item to make it non-infringing, provided that the performance of the item is not degraded.

13.7 The Parties agree that any data provided to the Supplier is the property of HSBC or the relevant HSBC Affiliate or HSBC customer (as applicable) and HSBC or the relevant HSBC Affiliate or HSBC customer (as applicable) shall remain the owner of any such data.

14. LIABILITIES AND INDEMNIFICATION

14.1 Nothing in this Agreement limits or excludes the liability of either party for:

(a) death or personal injury arising out of its negligence;

(b) fraud or fraudulent misrepresentation;

(c) any matter for which it is not permitted by law to exclude or limit its liability;

(d) deliberate misconduct;

(e) any breach of Clauses 10 (*Confidential Information*), 11 (*Data Protection*) or 12 (*Information Security*); or

(f) Losses for which it provides an indemnity under the Agreement

14.2 Subject to Clause 14.1, neither party shall have any liability for indirect or consequential losses, whether or not they have been advised of the possibility or such loss or damage.

14.3 Subject to Clauses 14.1 and 14.2, the liability of either party arising out of or in connection with this Agreement shall be limited to the greater of:

(a) two hundred percent per cent (200%) of the Charges paid or payable under this Agreement; or

(b) two million dollars ($2,000,000).

14.4 Liability for any of the matters listed in Clause 14.1 and any Service Credits payable pursuant to the Agreement shall not form part of any calculation of whether the limit of liability in Clause 14.3 has been reached.

14.5 The Supplier shall indemnify, keep indemnified and hold harmless HSBC and each HSBC Affiliate against all Claims and all Losses suffered by a HSBC Affiliate based on, related to, arising out of or in any way connected to:

(a) the failure of Supplier, Supplier Affiliates, Supplier Personnel, and sub-contractors (hereinafter in this Clause 14.5 individually and collectively referred to as “Supplier”) to hold any license, authorization, approval, consent or permit required to perform its obligations under the Agreement under all Applicable Laws;

(b) any (A) failure by any HSBC Affiliate to comply with Applicable Laws if and to the extent Supplier fails to comply with its obligations under the Agreement and such failure causes such HSBC Affiliate to be out of compliance with Applicable Laws or (B) Supplier failure to comply with Applicable Laws;

(c) misuse, compromise, or unauthorized, accidental or unlawful destruction, loss, alteration, acquisition, corruption, unauthorized disclosure of, or access to, any HSBC Information, or other technology of HSBC Affiliates;

(d) amounts paid by an HSBC Affiliate to third parties in excess of the amounts which would have been payable to Supplier to perform (or correct) work in accordance with the terms of the Agreement had Supplier not failed to perform (or correct) such work;

(e) Supplier’s gross negligence, fraud, willful misconduct, or other intentional acts or omissions;

(f) personal or bodily injury, death or damage to real or tangible personal property arising out of any act or omission of Supplier;

(g) any (A) violation by Supplier, Supplier Affiliates or sub-contractors, or their respective officers, directors, employees, representatives or agents, of any Applicable Laws protecting persons or members of protected classes or categories, including Applicable Laws prohibiting discrimination or harassment on the basis of a protected characteristic; (B) liability arising or resulting from the employment of Supplier Personnel by Supplier, Supplier Affiliates or sub-contractors (including liability for any social security or other employment taxes, workers’ compensation claims and premium payments, and contributions applicable to the wages and salaries of such Supplier Personnel); (C) payment or failure to pay any salary, wages, pensions, benefits or other compensation due and owing to any Supplier Personnel, (D) employee pension or other benefits of any Supplier Personnel; and/or (E) other aspects of the employment or other relationship of Supplier Personnel with Supplier, Supplier Affiliates or sub-contractors or the termination of such relationship, including Claims for wrongful discharge, Claims for breach of express or implied employment contract and Claims of co-employment or joint employment;

(h) any Security Incident; or

(i) any act or omission of any sub-contractor.

14.6 HSBC shall give Supplier reasonable written notice (a "Claim Notice") of any Claims, Losses or discovery of facts on which HSBC intends to base a request for indemnification of a third-party Claim under the Agreement. HSBC's failure to provide a Claim Notice to Supplier under this Clause 14.6 does not relieve Supplier of any liability that Supplier may have to HSBC. Each Claim Notice must contain a description of the third-party Claim and the nature and amount of the related Claims or Losses (to the extent that the nature and amount of the Claims or Losses are known at the time). HSBC shall furnish promptly to Supplier copies of all papers and official documents received in respect of any Claims or Losses. Supplier's duty to defend applies immediately, regardless of whether HSBC has paid any sums or incurred any detriment arising out of or relating, directly or indirectly, to any third-party Claim.

14.7 Supplier may assume, at its sole option, control of the defense, appeal, or settlement of any third-party Claim that is reasonably likely to give rise to a third-party indemnification Claim under the Agreement (an "Indemnified Claim") by sending written notice of the assumption to HSBC within fifteen (15) days after receipt of a Claim Notice (but no later than five (5) days before the date on which any response to a complaint or summons is due) to acknowledge responsibility for the defense of such Indemnified Claim and undertake, conduct, and control, through reputable independent counsel of its own choosing but subject to HSBC’s prior written consent, which shall not be unreasonably withheld, and at Supplier’s sole cost and expense, the settlement or defense thereof.

14.8 If Supplier assumes control of the defense under Clause 14.7 HSBC:

a) shall fully cooperate with Supplier in connection therewith; and

b) may employ, at any time, separate counsel to represent it; provided, that HSBC is solely responsible for the costs and expenses of any such separate counsel.

14.9 Notwithstanding anything to the contrary in Clause 14.8, HSBC may defend an Indemnified Claim with counsel of its own choosing and without the Supplier's participation if:

a) the Indemnified Claim is one for which HSBC properly gave Supplier a Claim Notice under Clause 14.6, and Supplier fails to assume the defense or refuses to defend the Indemnified Claim under Clause 14.7;

b) the Indemnified Claim seeks only an injunction or other equitable relief against HSBC; or

c) HSBC reasonably believes:

i. that there are one or more legal or equitable defenses available to it that are different from or in addition to those available to Supplier; and

ii. counsel for Supplier could not adequately represent the interest of HSBC because such interest could be in conflict with those of Supplier; or

III. such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification or defense obligations of Supplier.

14.10 If HSBC assumes control of the defense under clause 14.9, Supplier shall:

a) reimburse HSBC promptly and periodically for the costs properly incurred in defending against the indemnified claim (including attorneys' fees and expenses); and

b) remain responsible to HSBC for any Losses indemnified under the Agreement.

14.11 Supplier shall give prompt written notice to HSBC of any proposed settlement of an Indemnified Claim. Supplier may not, without HSBC's prior written consent, settle or compromise any claim or consent to the entry of any judgment regarding which indemnification is being sought hereunder.

14.12 HSBC may, in its sole discretion, settle or compromise an Indemnified Claim if it is one for which HSBC properly gave Supplier a Claim Notice under Clause 14.6, and Supplier fails to assume the defense or refuses to defend the Indemnified Claim under Clause 14.7.

15. AUDIT AND RECORDS

15.1 Supplier shall, upon written request and reasonable prior notice, not more than once in any 12-month period (unless HSBC is solely requesting documentation or a response to a questionnaire, reasonably suspects breach or where required by Applicable Law or a Regulatory Authority) provide HSBC Affiliates, their auditors and/or Regulatory Authorities access to records, premises, systems, personnel and any other information or property related to this Agreement. In addition, the Supplier shall, upon request and notice, provide to or procure for any Auditing Body a statement attesting to the Supplier’s ongoing financial viability in the opinion of, and issued by, the Supplier’s independent third party accounting firm.

15.2 Supplier shall provide to HSBC on request all information reasonably required by HSBC to meet any request from a Regulatory Authority.

15.3 Supplier acknowledges that the provision of Services and the performance of any other activities pursuant to the Agreement on behalf of HSBC shall be subject to examination and oversight by the applicable regulators, including access by the regulators to Supplier's work papers, drafts and other materials. "Applicable regulators" can include any of the following, without limitation: The Office of the Comptroller of the Currency (the "**OCC**"), the Federal Reserve Board (the "**FRB**") or the Consumer Financial Protection Bureau (the "**CFPB**"). More specifically, Supplier acknowledges the performance of activities by it for certain HSBC Affiliates is subject to OCC examination oversight, including access to all work papers, drafts, and other materials. The OCC treats as subject to 12 USC 1867(c) and 12 USC 1464(d)(7), situations in which a bank arranges, by contract or otherwise, for the performance of any applicable functions of its operations. Therefore, the OCC generally has the authority to examine and to regulate the functions or operations performed or provided by third parties to the same extent as if they were performed by the bank itself on its own premises.

15.4 The parties will each bear their own costs and expenses incurred in respect of compliance with their obligations under this Clause 15, unless the audit identifies noncompliance with and/or a breach of this Agreement by the Supplier, in which case the Supplier will reimburse to HSBC all its reasonable costs and expenses incurred in the course of the relevant audit.

15.5 If an audit identifies that:

(a) Supplier has failed to perform its obligations under this Agreement, HSBC may require Supplier to rectify the relevant failures; or

(b) HSBC has overpaid any Charges, the amount overpaid shall either be applied as a credit to the next invoice or remitted to HSBC within 30 days of notice given.

16. INSURANCE

16.1 The Supplier shall maintain the following minimum levels of insurance (**Insurance Policies**):

(a) General Liability coverage in an amount not less than one million dollars ($1,000,000) per occurrence/two million dollars ($2,000,000) annual aggregate;

(b) Umbrella Liability coverage in an amount not less than five million dollars ($5,000,000) per occurrence and in the aggregate;

(c) Workers Compensation insurance providing the statutory benefits and not less than one million dollars ($1,000,000) of Employers Liability coverage;

(d) Errors and Omissions insurance in an amount not less than three million dollars ($3,000,000) per occurrence and annual aggregate;

(e) Fidelity Bond/Employee Dishonesty coverage in the amount of one million dollars ($1,000,000)) each loss and aggregate and the Supplier agrees to present any claim for amounts lost by HSBC as a result of Supplier's employee's dishonesty, to its fidelity bond insurer on HSBC's behalf; and

(f) Commercial Auto Liability insurance on all owned, non-owned and hired automobiles with a minimum combined limit of not less than one million dollars ($1,000,000) per occurrence.

(g) Cyber Liability Insurance coverage in the amount of one million dollars ($1,000,000) per occurrence and in the aggregate for claims involving privacy violations, information theft, damage to or destruction of electronic information, release of private information, alteration of electronic information and extortion and network security, as a result from the Supplier's access to, use, handling, storage, transmission or disposal of any data/information, regardless of whether or not it was intentional and/or unintentional.

16.2 The Supplier shall maintain each Insurance Policy throughout the Term and, in the case of any Insurance Policy issued on a claims made basis, for six (6) years immediately following the expiration or termination of the Agreement, in each case with an insurer with good financial standing and which has an AM Best rating of A- VIII (or equivalent) and that is acceptable to HSBC. The Insurance Policies do not create or imply any limitation of liability.

16.3 The Supplier shall, within five (5) days of a written request from HSBC, furnish evidence as HSBC may reasonably request to demonstrate that the Insurance Policies have been procured and maintained in force in accordance with this Clause 16.

16.4 All of the Insurance Policies required to be effected and maintained by the Supplier in accordance with the Agreement shall:

a) name "*HSBC [Technology & Services (USA) Inc.], on behalf of its subsidiaries and affiliates*" as an additional insured on Supplier's General Liability, Umbrella Liability, and Commercial Auto Liability policies;

b) be non-contributing with, and apply only as primary and not excess to, any other insurance available to HSBC;

c) not be invalidated with respect to the interests of HSBC by reason of any breach or violation by Supplier of the warranties, representations, declarations or conditions contained in the policies; and

d) contain an obligation of the insurers to notify HSBC in writing not less than thirty (30) days before any adverse material change, cancellation or termination of any of the policies.

17. DIVESTMENTS AND RESOLUTION

17.1 The Supplier agrees that HSBC may:

(a) continue to use the Services for the benefit of, or in order to provide Services to, a Divested Unit at no additional charge for such period as HSBC may reasonably require (such period not exceeding 2 years from the Divestment Date, unless agreed with the Supplier); or

(b) assign or novate this agreement and/or any or all of the licenses and other rights granted under this Agreement to a Divested Unit or its new owner.

17.2 Notwithstanding any right of termination provided in the Agreement, if HSBC, any HSBC Affiliate, or any branch or part of an HSBC Affiliate is taken into control by Regulatory Authority, for the purposes of securing continued operation or the orderly wind-down of such entity, or if HSBC, any HSBC Affiliate, or any branch or part of an HSBC Affiliate enters or is placed into bankruptcy, administration, liquidation or other insolvency proceedings ("**Resolution**"):

a) The Supplier shall continue to provide the Services through the date HSBC and/or HSBC Affiliate, or any branch or part of an HSBC Affiliate enter(s) Resolution and during the period of Resolution under the terms of the Agreement, so long as the HSBC contracting entity agrees to tender payment for the Services received. The Supplier shall negotiate in good faith any amendments or other agreements necessary to continue the provision of such Services to HSBC or any HSBC Affiliate(s) receiving Services under the Agreement throughout the period of Resolution.

b) No HSBC Affiliate shall be responsible to undertake any of the responsibilities hereunder assumed by the HSBC contracting entity, nor shall any such HSBC Affiliate be construed as having provided any explicit or implicit guarantees to the Supplier of any kind whatsoever. The HSBC contracting entity shall remain responsible for the payment to Supplier of such goods and services.

c) If the Regulatory Authority transfers, or HSBC assigns, to a third party any business, or part of any business, of HSBC, where the business or part of the business being transferred to a third party is part of HSBC or any HSBC Affiliate receiving Services pursuant to the Agreement, (1) the Supplier agrees that such transferee may continue to receive any Services received at the date of such transfer from the Supplier under the terms of the Agreement; (2) the Agreement shall be treated as having been originally entered into between the Supplier and any new controlling party or transferee unless otherwise expressly provided for to the contrary in any sale or assignment document consented to or approved by the Regulatory Authority (as applicable); and (3) if necessary to give effect to the provisions of this clause, the Supplier shall enter into a novation or assignment or variation agreement (in a form specified by the Regulatory Authority) with the new controlling party or transferee (as applicable).

18. TRANSFER AND SUB-CONTRACTING

18.1 Subject to Clause 18.3, neither party shall sub-contract, assign or transfer any rights or obligations under this Agreement without the prior written consent of the other.

18.2 Where Supplier sub-contracts any obligations Supplier shall not be relieved of any of its liabilities or obligations and shall oversee and be responsible for the acts and omissions of the sub-contractor.

18.3 If the Supplier sub-contracts any of its obligations under the Agreement (in whole or in part) pursuant to Clause 18.1, the Supplier shall:

a) perform due diligence on any sub-contractor so as to ensure the sub-contractor will be able to adequately fulfil all obligations imposed on the Supplier hereunder including establishing appropriate business continuity procedures and maintaining insurance in compliance with Clause 16;

b) provide to HSBC documentation of its due diligence process and evaluation results for such sub-contractors as regards the sub-contractors' practices and controls in place; and

c) prior to sub-contracting its obligations, ensure it has a formal written contract with each sub-contractor which:

i. prohibits any further sub-contracting without HSBC's written consent; and

ii. imposes contractual obligations that are no less onerous than those of this Agreement as if it were the Supplier.

18.4 HSBC may sub-contract, assign or transfer any of its rights and/or obligations under this Agreement to any HSBC Affiliate.

19. ANTI-BRIBERY AND CORRUPTION

19.1 In connection with the provision of Services and/or other activities to be carried out under this Agreement, the Supplier shall comply with, and shall ensure that all Supplier Personnel engaged or instructed to act for or on behalf of the Supplier or HSBC (**the Relevant Persons**) are aware of and comply with all anti-bribery and corruption laws applicable to this Agreement (**ABC Laws**), including the UK Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977, and the Hong Kong Prevention of Bribery Ordinance.

19.2 The Supplier shall not and shall ensure the Relevant Persons shall not:

(a) take any actions or make any omissions that would cause HSBC or the Supplier to be in violation of any applicable ABC Laws; or

(b) directly or indirectly, offer, pay, promise to pay or authorize any bribe, other undue financial or other advantage or make any facilitation payment to, or receive any bribe or other undue financial or other advantage from, a public official or a private party in connection with this Agreement or any transactions undertaken for or on behalf of HSBC.

19.3 The Supplier warrants and represents that, in relation to the provision of Services and any other activities to be carried out under this Agreement, that the Relevant Persons are subject to policies and procedures that are reasonably designed to prevent bribery or corruption and ensure compliance with ABC Laws and undertakes that it shall procure the compliance with such policies and procedures by the Relevant Persons.

19.4 The Supplier warrants and represents that neither it nor, to its knowledge, any of other the Relevant Persons:

(a) are currently under actual or threatened investigation, inquiry, or audit by any government authority in relation to any potential offence involving fraud, bribery, corruption, or dishonesty;

(b) have been convicted of or pleaded guilty to an offense involving fraud, bribery, corruption, or dishonesty;

(c) have ever been listed by any government agency or non-governmental organization as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for procurement programs.

19.5 The Supplier shall ensure that all transactions, payments, and expenses related to this Agreement are:

a) fairly and accurately recorded, in reasonable detail, in its books and records; and

b) evidenced and supported by complete and accurate documentation, including but not limited to invoices and receipts, which shall be maintained throughout the duration of this Agreement and for no less than six years after termination of this Agreement and shall be made available to HSBC upon reasonable notice for review.

19.6 Notwithstanding any provision of this Agreement to the contrary, HSBC shall not be obligated to make any payment or take any other action under this Agreement if such action may constitute a violation, or contribute to any violation, of any ABC Laws, and HSBC shall not be liable to the Supplier for any Losses arising from HSBC's exercise of its right under this Clause 19.

19.7 Supplier is not an individual or entity that is owned or controlled by an individual or entity that is (a) the target of any sanctions administered or enforced by the US Department of the Treasury's Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury, or the Hong Kong Monetary Authority (collectively, "**Sanctions**"), or (b) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions, including, without limitation, currently the Crimea region, Cuba, Iran, North Korea, and Syria.

19.8 Supplier is aware of and understands its obligations under all applicable Sanctions Laws, including but not limited to those administered or enforced by the US Department of the Treasury's Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury, or the Hong Kong Monetary Authority, and confirms that it will at all times ensure that its personnel, affiliates, associated persons, sub-contractors, and agents are aware of and comply with both the letter and spirit of applicable Sanctions Laws such that they will not take any actions or make any omissions which would cause either HSBC and/or any HSBC Affiliate or the Supplier to be in violation of applicable Sanctions Laws.

19.9 Supplier shall promptly report to HSBC any breach or suspected breach of applicable Sanctions Laws.

19.10 The Supplier, or to the knowledge of the Supplier, no director (or equivalent), officer (or equivalent), agent, employee, affiliate, sub-contractor or other person acting on behalf of the Supplier or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable Anti-Money Laundering Laws ("**AML Laws**"), which include without limitation the Bank Secrecy Act, the Money Laundering Control Act, and the USA PATRIOT Act, and collectively any other Applicable Laws promulgated to combat money laundering and terrorist financing therein and thereafter. Furthermore, the Supplier and, to the knowledge of the Supplier, its affiliates have conducted their business in compliance with the AML Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

19.11 No part of the funds received from HSBC shall be used for any payments that could constitute a violation of any applicable AML Laws.

19.12 The Supplier acknowledges that HSBC may, without prejudice to its other rights and remedies, terminate the Agreement immediately (or with effect from the date specified in the notice of termination) by written notice to the Supplier if HSBC believes (acting reasonably) that a breach of this Clause 19, or of any similar or equivalent provisions in any other agreement between the Supplier and HSBC, has occurred.

20. TERMINATION

20.1 Subject to Clause 17, either party may terminate this Agreement immediately on written notice if the other party

(a) becomes insolvent or takes any action in connection with an arrangement with its creditors (other than in relation to a solvent restructuring), ceases to carry on business or any analogous procedure; or

(b) commits any material or persistent breach of this Agreement, which is either incapable of remedy or is not remedied within 30 days of written notice.

20.2 HSBC may terminate this Agreement:

(a) at any time for any reason on not less than 30 days' written notice;

(b) immediately on written notice if HSBC considers that termination is required by any Regulatory Authority;

(c) immediately if the Supplier is in a breach of Applicable Laws;

(d) immediately if HSBC identifies any impediments capable of altering the performance of the Services;

(e) immediately if HSBC has identified weaknesses in the Supplier's management and security of HSBC Information, Confidential Information or Personal Data;

(f) immediately if there are material changes that affect the Services or the Supplier; or

(g) as otherwise expressly stated in this Agreement.

20.3 On termination, Supplier shall promptly return to HSBC or permanently erase (at HSBC's discretion) all HSBC Information.

20.4 HSBC may keep copies of all documents or Services delivered by the Supplier under the Agreement for archival and/or regulatory purposes on a perpetual basis.

20.5 Where HSBC exercises its termination right under Clauses 20.1(b) or 20.2(b) – (g), HSBC shall be entitled to a pro rata refund of any pre-paid Charges that relate to any period after termination.

20.6 During the Termination Assistance Period, Supplier shall:

a) free of charge, support HSBC in the orderly transfer of the Services in the event of expiration or termination for any reason;

b) free of charge, provide such reasonable assistance and co-operation to HSBC and/or the Successor Supplier as may be required by HSBC for the migration to and provision of replacement services, including disclosing to the Successor Supplier information relevant to its taking over the provision of the whole or part of the Services;

c) not take any action to alter, remove or delete any HSBC Information without HSBC's prior written approval; and

d) at the request of HSBC, continue to provide all or any of the Services, during which period HSBC shall pay the Supplier undisputed Charges for the relevant Services in accordance with this Agreement and the terms of this Agreement shall continue to apply.

20.7 The Supplier shall on the earlier of not more than six (6) months after the Start Date and within five (5) days of receipt or issue by the Supplier (as the case may be) of a notice to terminate this Agreement (or any part), supply a detailed Exit Management Plan to HSBC for approval.

20.8 Termination of this Agreement shall not affect any accrued rights.

20.9 All provisions of this Agreement that may be reasonably construed as surviving its termination will survive termination of this Agreement.

21. FORCE MAJEURE

21.1 Subject to Clause 21.3, neither party shall be liable for any delays or failures of performance attributable to an Event of Force Majeure, provided that the affected party:

(a) uses every reasonably necessary step to resume performance; and

(b) promptly notifies the other party of the failure or delay and its efforts to resume performance.

The unaffected party shall be relieved of any corresponding or related obligations to an equivalent extent.

21.2 If any Supplier delay or failure attributable to an Event of Force Majeure continues for a continuous period of 90 days or any 60 days in a 120-day period, HSBC may terminate this Agreement upon written notice.

21.3 Where the impact of an Event of Force Majeure could have been mitigated by a party taking reasonable precautions prior to the Event of Force Majeure, including business continuity plans adhering to ISO22301 standards, Clause 21.1 shall not relieve it of liability.

22. GENERAL

22.1 Amendment. No variation to this Agreement shall be effective unless duly authorized in writing by both parties.

22.2 Notices. Notices shall be: (1) in writing; (2) sent to the address set out on the Term Sheet or such other addresses as the parties may specify in writing and (3) deemed delivered 48 hours after mailing. Notice may also be given by email (to the email address stated in the Agreement), provided that any such email is followed by notice within 48 hours provided via another mechanism permitted under this Clause 22.2.

.

22.3 Counterparts. This Agreement may be signed in any number of copies and each will be an original, together forming one Agreement. The parties agree and consent to the use of electronic signatures solely for the purposes of executing this Agreement or any related transactional document (including an amendment). Such electronic signature shall be deemed to have the same full and binding effect as a handwritten signature.

22.4 Cumulative Remedies. Remedies under this Agreement are cumulative and not exclusive of other remedies hereunder or by law.

22.5 Waiver. A party's delay or failure to enforce a term of this Agreement will not waive the party's right to enforce that or any other term. A waiver of any right, remedy, breach or default will only be valid if given in writing by an authorized representative of a party and will not constitute a waiver of any other right, remedy, breach or default.

22.6 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. Where no modification is possible, the provision shall be deemed deleted without effect on the rest of this Agreement.

22.7 Independent Contractors. This Agreement creates no employment, partnership, joint venture, agency or other relationship between the parties. Supplier has no authority to bind any HSBC Affiliate.

22.8 Entire Agreement. This Agreement and the documents incorporated herein, as may be amended from time to time, comprises the entire agreement between the parties and supersedes any prior agreement between them relating to its subject matter.

22.9 Third Party Beneficiaries. HSBC may enforce any term of this Agreement on behalf of HSBC Affiliates and shall be entitled to recover any Losses suffered by HSBC Affiliates arising out of or in connection with this Agreement as though such Losses had been suffered by HSBC. Save as provided in this Clause 22.9, there are no third party beneficiaries under this Agreement.

23. DISPUTES

If a significant dispute arises between the parties, either party may call a meeting to seek a solution. Representatives from each party with the authority to settle the dispute shall meet at a mutually agreed location within 14 days and shall negotiate in good faith.

Pending dispute settlement, the parties shall continue to perform their respective obligations.

24. GOVERNING LAW & JURISDICTION

24.1 The Agreement and any claim or controversy hereunder shall be governed by the laws of the State of New York and the United States, including patent and copyright laws, without giving effect to the principles of conflict of laws thereof; and will be governed by and construed in accordance with the laws of the State of New York. The parties hereby agree to the exclusive jurisdiction of the courts of the State of New York, New York County, New York or the United States District Court for the Southern District of New York for the purposes of any action or proceeding brought by either of them in connection with the Agreement. The parties agree that the foregoing shall preclude the jurisdiction and application of any other forum and law.

24.2 HSBC AND SUPPLIER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THE AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THE AGREEMENT, AND AGREE THAT ANY SUCH ACTION, SUIT, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR HSBC AND SUPPLIER ENTERING INTO THE AGREEMENT

EXHIBIT A

DATA PROCESSING

1 Definitions

For purposes of this Exhibit A, the following definitions apply:

Data Protection Legislation means all Applicable Laws (i) relating to the processing, privacy, protection, security, capture, use and/or storage of Personal Data including the Gramm-Leach-Bliley Act (GLBA), state data breach notification laws, the California Consumer Privacy Act (CCPA) and its implementing regulations, and any other laws and regulations implementing, deriving from or made under them, and any orders and codes of practice, guidelines and recommendations issued by the applicable Regulatory Authorities, or (ii) that provide individuals with rights with respect to their Personal Data.

Data Subject means an identified or identifiable natural person. “Data Subject” shall be understood to include “Consumer” and analogous terms under Data Protection Legislation.

Deidentified Data means data that cannot reasonably be used to infer information about, or otherwise be linked to, a Data Subject and where such data is processed only in accordance with Section 6 of this Exhibit A.

Fair and Accurate Credit Transactions Act or FACTA means the Fair and Accurate Credit Transactions Act of 2003, 15 U.S.C. § 1681, et seq. (2003).

Gramm-Leach-Bliley Act or GLBA means the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, 15 U.S.C. § 6801, et seq. (1999).

HSBC Personal Data means any Personal Data that Supplier, any Supplier Affiliate or any Supplier Personnel receives, obtains, collects, creates, stores or otherwise processes from or on behalf of HSBC pursuant to or in connection with this Agreement.

Non-Public Personal Information or NPPI means (i) any personally identifiable financial information (as such term is defined by the GLBA); and (ii) any list, description, or other grouping of consumers (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available.

Personal Data means information provided by or on behalf of HSBC, or collected by Supplier on behalf of HSBC, in connection with Supplier’s performance of Services pursuant to the Agreement and (i) relates to a Data Subject, or (ii) is any other information that is defined as “personally identifiable information,” “personal information,” “personal data,” and any other similar terms under Data Protection Legislation, or (iii) is NPPI.

Processing and variations thereof (e.g., “Process”) means any operation or set of operations that are performed on Personal Data or on sets of Personal Data, whether or not by automated means, which includes but is not limited to collection, storage, use, transfer, compiling, organization, classification, and deidentification of Personal Data.

Processor means an individual who, or entity that, Processes Personal Data on behalf of HSBC. “Processor” includes “Service Provider” and analogous terms as defined under applicable Data Protection Legislation.

2 Relationship

(a) For the avoidance of doubt, to the extent the Processing of Personal Data is subject to the CCPA, HSBC is the “Business” and Supplier is the “Service Provider” (as those terms are defined by the CCPA, as applicable).

(b) Supplier acknowledges that HSBC may disclose, or authorize Supplier to collect on HSBC’s behalf or otherwise make available, Personal Data in connection with the Agreement only for the limited and specified purposes set out in the Agreement and this Exhibit A.

3 Processing Requirements

(a) Supplier shall: (1) comply with all applicable Data Protection Legislation; (2) Process Personal Data only as set forth in the Agreement and this Exhibit A; (3) Process Personal Data at all times in compliance with Data Protection Legislation, including by providing no less than the level of privacy protection as required by Data Protection Legislation; and (4) ensure that each person Processing Personal Data is subject to a duty of confidentiality with respect to the Personal Data.

(b) Supplier shall not: (1) retain, use, disclose, or otherwise Process Personal Data except as necessary for the business purposes specified in the Agreement or this Exhibit A; (2) “Sell” or “Share” Personal Data as those terms are defined under Data Protection Legislation; (3) retain, use, disclose, or otherwise Process Personal Data in any manner outside of the direct business relationship between HSBC and Supplier; (4) combine any Personal Data with Personal Data that Supplier receives from or on behalf of any other third party or collects from Supplier’s own interactions with Data Subjects, provided that Supplier may so combine Personal Data for a purpose permitted under Data Protection Legislation if directed to do so by HSBC or as otherwise expressly permitted by the Data Protection Legislation.

4 Additional Rights and Obligations

(a) Supplier shall:

i. not transfer HSBC Personal Data to, store it in, or Process it from any jurisdiction outside of the United States without having obtained prior written consent from HSBC;

ii. not permit any other party (including any sub-contractor) to Process any HSBC Personal Data without having obtained prior written consent from HSBC and ensuring the engagement is pursuant to a written contract that binds the sub-contractor to terms that are (1) compliant with Data Protection Legislation and (2) substantially similar to, and no less protective than, the terms imposed on Supplier by this Exhibit A;

iii. provide full co-operation and assistance to HSBC in ensuring its compliance with Data Protection Legislation;

iv. promptly notify HSBC if the Supplier or any sub-contractor receives any requests, complaints, or inquiries related to HSBC's obligations under Data Protection Legislation, including but not limited to (i) any requests from individuals to exercise their rights pursuant to Data Protection Legislation, and (ii) any inquiries from a Regulatory Authority (collectively, the "Requests"). The Supplier shall not respond to such Requests except as instructed by HSBC, unless otherwise required by Applicable Law. The Supplier shall provide all assistance reasonably requested by HSBC to enable HSBC to respond to, or otherwise fulfil HSBC's obligations under Applicable Laws in relation to such Requests, including by deleting, correcting or providing a copy of any HSBC Personal Data in the Supplier's possession or control as instructed by HSBC;

v. comply with HSBC's instructions, including in respect of communications with any Regulatory Authority as it relates to Supplier's obligations under this Exhibit A;

vi. provide HSBC upon request with such information as HSBC requires to evidence compliance with this Exhibit A and with applicable Data Protection Legislation, including for the purpose of any audit or inspection being carried out by or on behalf of HSBC or a Regulatory Authority; and

vii. comply with Clauses 10 (Confidential Information), 15 (Audit and Records), 18 (Transfer and Sub-Contracting), and Exhibit B (Information Protection and Security) in respect of the Processing of HSBC Personal Data.

(b) HSBC may, upon providing reasonable notice to Supplier, take all reasonable and appropriate steps to prevent, stop, or remediate any unauthorized Processing of Personal Data.

(c) Supplier agrees to promptly notify HSBC if it can no longer comply with Data Protection Legislation or this Exhibit A, no later than five (5) business days after it determines that it can no longer meet its obligations.

(d) In addition to Supplier's information security obligations in Exhibit A, Supplier shall: (1) ensure the confidentiality of Personal Data; (2) protect against any anticipated threats or hazards to the security or integrity of Personal Data; (3) protect against unauthorized access to or use of Personal Data that would result in substantial harm or inconvenience to any individual; and (4) ensure the proper disposal of all Personal Data as required by Data Protection Legislation.

5 Use of NPPI

(a) NPPI about individuals, including customers or customer prospects of any HSBC Affiliate, which is disclosed to Supplier, will be used by Supplier only to effect the transaction for which the NPPI was transmitted to Supplier, pursuant to Section 502(b)(2) of the Gramm-Leach-Bliley Act (15 U.S.C. Section 6802(b)(2)). Without limiting Supplier's obligations in Section 4 with respect to NPPI, Supplier agrees to maintain the confidentiality of this NPPI and to use and re-disclose it only as any HSBC Affiliate specifically directs. Supplier's contracts with applicable third parties relating to the Agreement shall provide for the protection of NPPI in accordance with Title V of the Gramm-Leach-Bliley Act. The language in these agreements is intended to satisfy the requirement of a "contractual agreement" under Section 502(b)(2).

(b) In addition to Supplier's security obligations in Exhibit B (Information Protection and Security), Supplier shall maintain appropriate physical, technical, organizational and administrative safeguards for all NPPI or any HSBC Affiliate discloses to Supplier. These safeguards shall: (1) ensure the confidentiality of NPPI; (2) protect against any anticipated threats or hazards to the security or integrity of such NPPI; (3) protect against unauthorized access to or use of NPPI that would result in substantial harm or inconvenience to any individual; and (4) ensure the proper disposal of all NPPI as required by Section 501(b) of the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801(b)), and FACTA.

(c) Supplier represents and warrants that, if applicable, it has developed, implemented and will maintain effective policies and procedures designed to detect relevant and applicable Red Flags regarding HSBC's or any HSBC Affiliate's customers, as such Red Flags are defined by the final rules and guidelines that implement Section 114 of the FACTA 16 CFR Part 681. Supplier shall report the occurrence of applicable Red Flags regarding HSBC's or any HSBC Affiliate's customers to HSBC and take appropriate steps to prevent or mitigate identity theft of HSBC's or any HSBC Affiliate's customers.

6 Deidentified Data

(a) To the extent HSBC discloses or otherwise makes available Deidentified Data to Supplier, or to the extent Supplier creates Deidentified Data from Personal Data, Supplier shall (1) adopt reasonable measures to prevent such Deidentified Data from being used to infer information about, or otherwise being linked to, a particular natural person or household; (2) publicly commit to maintain and use such Deidentified Data in a deidentified form and to not attempt to re-identify the Deidentified Data, except that Supplier may attempt to re-identify the data solely for the purpose of determining whether its deidentification processes are compliant with Data Protection Legislation; and (3) before sharing Deidentified Data with any other party, including Sub-contractor, contractors, or any other persons ("***Recipients***"), contractually obligate any such Recipients to comply with all requirements of this Section 6 of the Exhibit A (including imposing this requirement on any further Recipients).

(b) Supplier shall remain fully liable for any failure by Supplier or its employees, Sub-contractors, agents, or contractors to comply with obligations relating to Deidentified Data.

7 Description of the Processing

(a) [HSBC] authorizes Supplier to Process Personal Data for the following business purposes:

i. Providing the services compliant with applicable laws

(b) The following categories of Personal Data may be processed in connection with the Agreement:

i. Client name, name of representative at client working with Diginex, his/her name, work address, work phone number, work email address

(c) Personal Data shall be Processed for the duration of the Agreement.

8 General

(a) The Supplier hereby agrees and certifies that it understands and will comply with the restrictions in this Exhibit A and that it has no reason to believe that it will not be able to comply.

(b) Except as expressly amended by this Exhibit A, the Agreement will remain intact and unchanged.

(c) In the event of any conflict or inconsistency between the terms of the Agreement and this Exhibit A, the terms of this Exhibit A will control with respect to that matter.

EXHIBIT B

Information Protection and Security

This Exhibit B – Information Protection and Security ("**Exhibit**") supplements the Agreement entered into by and between HSBC and Supplier. Capitalized terms not otherwise defined in this Exhibit shall have the meaning assigned in the Agreement. This Exhibit is effective as of the Start Date and shall remain in effect throughout the Term of the Agreement.

1. Information Protection and Security, Generally.

(a) Supplier shall comply with all Applicable Laws and implement a comprehensive written information security program that includes administrative, technical, and physical safeguards to ensure the security, integrity, availability and confidentiality of HSBC Information.

(b) Supplier shall implement an information security program that complies with current industry standards including, without limitation, National Institute of Standards and Technology (NIST) (with the most current revision of NIST 800-53 (with no less than a Moderate rating) or any future standard that succeeds that standard) or the ISO 27000 Series (including, but not limited to, ISO 27001 and 27002) and, as applicable, Payment Card Industry (PCI) Data Security Standard, Health Information Portability and Accountability Act (HIPAA) (including, without limitation, the HITECH Act) and will make available to HSBC, upon request, a summary of the system security standards and documented processes used to secure Supplier systems.

2. **Cooperation.** Supplier shall complete, upon request, information security and other HSBC risk management questionnaires, and shall provide the following items for the Supplier and all sub-contractors deemed material by HSBC (in relation to service(s) being provided to HSBC):

a. Evidence of independent assurance that the third party security control environment has security controls in place and are operating effectively. This includes a copy of the following documents:
   i. a current SSAE 18 Service Organization Control 2 Type II (AT101) report ("SOC"), if such audit has been completed;
   ii. a current ISAE 3402 report, if such audit has been completed;
   iii. if applicable, current Payment Card Industry Data Security Standard (PCI-DSS) Attestation of Compliance;

b. Documented Information Protection and Security Program/Policy and related Policies/Procedures/Standards, including Incident and Security Event Management, Breach Notification, Data Encryption, Identity and Access Management, and Password Configuration Management;

c. Data Processing/ Transmission/ Flow Diagrams;

d. Data Retention/Segregation/Destruction Policies;

e. Contact information for Supplier's Cyber Security Incident Coordination and Chief Information Security Officer (or equivalent position).

3. **Harmful Code.** "Harmful Code" means computer viruses, worms, trap doors, time bombs, undocumented passwords, disabling code (which renders Services unusable until a patch or new password is provided), any misconfiguration or coding defect that that allows for an intrusion or vulnerability, or any similar mechanism or device. Notwithstanding the above, enabling keys which are provided by Supplier to ensure conformance to product licensing restrictions shall be permitted, however, these enabling keys may not interfere with the proper use of the Services at any time after initial installation. Supplier shall maintain a documented process for installation and maintenance of industry standard Harmful Code protection software for all computer systems used directly or indirectly in support of HSBC's business. Harmful Code detection and protection services will be performed by Supplier, in accordance with industry standards, for applications that store documents directly in support of HSBC business. In addition to any other warranties set forth in the Agreement, Supplier represents and warrants that the Services and the media upon which they are delivered, will not contain Harmful Code. Notwithstanding the above, enabling keys which are provided by Supplier to ensure conformance to product licensing restrictions shall be permitted, however, these enabling keys may not interfere with the proper use of the Services at any time after initial installation.

4. Security Incidents.

(a) Supplier shall monitor for Security Incidents 24 hours per day, seven (7) days per week. A "Security Incident" means any intrusion of Supplier's or sub-contractor's systems; unauthorized access or disclosure of data or Confidential Information; unauthorized, unlawful or accidental loss, alteration, misuse, destruction, acquisition of, or damage to Confidential Information; other attempts to impact the integrity, confidentiality or availability of HSBC's Confidential Information; or any installation of any Harmful Code, including any similar actions that may precede or may have led to any other events included in this definition.

(b) Supplier shall develop, maintain and implement (and require any sub-contractors to develop, maintain and implement) a Security Incident response process to manage and to take immediate corrective action for any Security Incident.

(c) Supplier will promptly (and in any event, within no more than twenty-four (24) hours) after Supplier discovery or notification of a Security Incident notify HSBC in writing and provide verbal notification to the HSBC contract owner, with a copy to HSBC's CSIRT e-mail box (information_protection_response@hsbc.com), of such Security Incident, which notice shall include the expected impact that the Security Incident may have on HSBC, HSBCs Affiliates, HSBC Personnel or other parties. After providing notice, Supplier will investigate the Security Incident, take all necessary steps to eliminate or contain the exposure of HSBC's Confidential Information, and keep HSBC advised of the status of the Security Incident and all related matters. Supplier further agrees to provide any reasonable assistance and cooperation requested by HSBC and/or HSBC's designated representatives, in the furtherance of: (i) any correction, remediation, or investigation of any Security Incident and/or the mitigation of any damage, including providing HSBC any reasonably necessary access to its network to allow HSBC or HSBC's designated representatives to assist in the investigation; (ii) any notification that HSBC may determine appropriate to send to affected Individuals, regulators or third parties; and (iii) the provision of any credit reporting service that HSBC deems appropriate to provide to affected parties at Supplier's expense. Supplier shall be responsible for all costs associated with responding to and remediating a Security Incident including any cost associated with this section 4.

(d) Supplier shall schedule interim and post mortem reviews with HSBC's delegate. Supplier shall present a final report to HSBC's incident coordinator within fifteen (15) calendar days of resolution of the Security Incident describing, at a minimum, the scope of the incident, impact to HSBC, and all efforts taken to remediate the cause of the Security Incident. Supplier acknowledges and agrees that records of such system activity and of handling HSBC Information and Confidential Information may be evidence in the event of a Security Incident or other inappropriate activity and Supplier agrees to comply with reasonable requests from HSBC for such records to be used for legal, investigatory or regulatory proceedings.

(e) Supplier shall respond within 12 hours and provide a status to HSBC inquiries regarding zero day and other high risk vulnerability and security event polling requests to determine if Supplier, and all sub-contractors deemed significant by HSBC (in relation to service(s) being provided to HSBC), is vulnerable to the threat and take immediate corrective action if vulnerable.

(f) Supplier will provide Position, Email and Phone number for the point of contact for these Information Security matters. If Supplier Information Security contact changes, Supplier must contact HSBC's Relationship Manager and Chief Information Security Officer and provide updated contact information.

5. Secure Software Development Lifecycle.

(a) Supplier shall demonstrate the maturity of controls in its software development lifecycle by providing HSBC with applicable documentation and/or artefacts that the following software development controls are in place for the scope of the Services being provided to HSBC hereunder: (i) security requirements in the requirements phase of the software development life cycle; (ii) application architectural framework(s) designed for resiliency; (iii) static code analysis during development; (iv) dynamic code scanning in the quality assurance or build process; (v) a manual method of testing where testers target individual binary components or the application as a whole to determine whether intra or intercomponent vulnerabilities can be exploited to compromise the application, its data or its environmental resources ("Penetration Testing"); (vi) security vulnerability management; and (vii) third party code scanning prior to release of update to HSBC including providing results of scanning to HSBC. If Supplier is unable to provide any of the documentation or artefacts described above, then before Supplier delivers any Service to HSBC, the following shall be required, at Supplier's sole cost and expense: (A) a dynamic scan of Supplier developed code conducted by HSBC or a third party agreed upon by the parties in a quality assurance environment, or (B) a third party provided scan of the binaries in a run time environment.

(b) If Software provided under this Agreement is security configurable, Supplier will provide HSBC with security baseline configuration settings at the time it delivers the Software to HSBC and with updates to such settings promptly after Supplier begins to distribute the updates generally. Supplier will provide HSBC with patches or fixes and a written description and rating of the risk that each patch or fix addresses and will do so promptly after Supplier begins to distribute the patches or fixes generally. Supplier will promptly notify HSBC about any security related or other issues that affect the Licensed Software and will include in such notice a rating of risk associated with those issues and the reasonably expected impact that the issues may have on HSBC or any HSBC Affiliate.

(c) Supplier will ensure that web application services or software support Security Assertion Markup Language (SAML) version 2.0 or later authentication and attribute assertions in lieu of direct authentication. Supplier will ensure that Services provided by Supplier or any sub-contractor support the ability to consume schema attributes for the purpose of authorizing HSBC employee or HSBC access. In lieu of support of SAML 2.0 schema attributes for authorization, the Supplier will support role based access controls and extensible Access Control Markup Language (XACML) version 3.0 or later.

6. Vulnerability Testing, Penetration Testing, Patch Management, and Security Audits.

(a) Supplier shall implement processes and procedures to identify, monitor, assess and remediate threats and vulnerabilities to its computing environment, including an automated patch management program consistent with industry standards.

(b) Supplier shall conduct enterprise level vulnerability assessment, Penetration Testing of its network and application security, and patch management (the "Assessments") including of any Services provided under the Agreement. Supplier shall conduct the Assessments at least annually, after any material infrastructure or application upgrade or modification, and as required by Supplier's internal policies, standards and procedures. Supplier will conduct the Assessments on all computers and systems used directly or indirectly in support of HSBC business. Summary reports of Assessment results and mitigation plans shall be made available to HSBC upon request.

(c) Without prejudice to HSBC's other rights and remedies, if any Assessment review identifies ineffective measures, processes, a security failure and/or a failure to comply with this section, HSBC may require the Supplier to remediate the relevant failures immediately and, where HSBC reasonably considers that the failure significant, this shall be a Service Failure.

(d) In addition to any other audit rights provided under this Agreement, HSBC may conduct information security audits of Supplier on an annual basis. These audits may include, without limitation: (i) inspection of Supplier's systems and security environment; (ii) review of Supplier's security policies, standards and procedures; (iii) review of the effectiveness of security controls; and/or (iv) execution of security tests to verify the integrity of the Services, including, without limitation, a vulnerability assessment in HSBC's own environment. Supplier shall respond to any issues identified by HSBC within five (5) calendar days, including, documenting and implementing an agreed upon remediation plan and, upon HSBC's request, providing HSBC with periodic updates regarding such remediation. In the event of a Security Incident, HSBC shall have the right to conduct a security audit at Supplier's expense, consistent with the scope of the Security Incident.

7. Confidential Information.

(a) Supplier shall logically or physically segregate HSBC's Confidential Information from that of other clients, including for any backups or storage it maintains. Supplier shall use multi-factor authentication or other technologies that provide substantially similar or greater levels of security as approved by HSBC's Chief Information Security Officer, to grant access to all computing environments/systems that contain HSBC's Confidential Information.

(b) Connections to HSBC computing environments and transmission of HSBC's information via leased line transmission services or via the Internet will be protected using one of the following cryptographic technologies that utilize Federal Information Processing Standards Publication ("FIPS PUB") 140 Series: IPSec, TLS, SSH/SCP, PGP, or other technologies that provide substantially similar or greater levels of security, as approved by HSBC's Chief Information Security Officer. Encryption algorithms shall be of sufficient strength to protect data to commercially reasonable security levels and will utilize industry recognized hashing functions. Transmission may not use any cryptography algorithms developed internally by or for Supplier. Supplier will ensure that email transmitted to and received from HSBC utilizes Transport Layer Security (TLS) and certificates validated by a public certificate authority. Supplier transmitted or received emails to third parties on HSBC's behalf shall utilize Transport Layer Security (TLS) and certificates validated by a public certificate authority.

(c) Supplier will encrypt utilizing FIPS PUB 140-3 for strong encryption HSBC's Confidential Information or other technologies that provide substantially similar or greater levels of security as approved by HSBC's Chief Information Security Officer, if it is stored on laptops, tablets, mobile computing devices or portable storage devices (e.g., USB drives, CD-ROMs, DVDs, cellular phones, backup tapes, etc.).

(d) Supplier shall implement a data lifecycle management program consistent with current industry standards that ensures the integrity, availability and confidentiality of all HSBC Confidential Information. Supplier shall accurately and completely document the storage location, media, and method of storage of all HSBC's Confidential Information on an ongoing basis and provide at least 60 calendar days prior written notice if Supplier (or any sub-contractor) intends to change the location, media or method of storage and HSBC reserves the right to approve such changes. Supplier and Supplier's sub-contractors are prohibited from sharing HSBC's Confidential Information with any fourth party unless previously agreed to in writing by HSBC.

(e) Unless otherwise requested by HSBC, within thirty (30) days' following the effective date of termination of the Agreement, or a particular Ordering Document, as applicable, Supplier will either: (i) Securely Delete HSBC's Confidential Information that is electronic from all media and certify to HSBC in writing that this has been accomplished; or (ii) to the extent that HSBC's Confidential Information cannot be so Securely Deleted due to technical or other reasons reasonably acceptable to HSBC, promptly provide a written description of measures to be taken that will ensure, for as long as any HSBC's Confidential Information remains under Supplier's or its sub-contractors' control, the continued protection of such HSBC's Confidential

Information, in compliance with the requirements of this Agreement. “Securely Delete” means using any and all means (including, without limitation, shredding or incineration in compliance with National Institute for Standards and Technology (“NIST”) 800-88: Guidelines for Media Sanitization) of deleting all data and information to ensure that the data and information deletion is permanent and cannot be retrieved, in whole or in part, by any data or information retrieval tools or similar means in accordance with HSBC’s prior written instructions. Supplier will provide logs and evidence of all actions taken to securely delete HSBC’s Confidential Information. Prior to disposal of any equipment on which HSBC Confidential Information has been stored or processed, Supplier shall comply with NIST 800-88 Guidelines for Media Sanitization. Notwithstanding the foregoing, the receiving party may retain an archival copy of any notes, analyses, reports or other material prepared based on or related to the receipt of the Confidential Information, and to the extent that computer back-up procedures create copies of information related to the Confidential Information, such copies may be retained in accordance with the receiving party’s record retention practices, subject to the continuing obligations of confidentiality set forth in this Agreement.

8. **Supplier Managed Cloud.** If Supplier uses a public cloud environment to provide the Services, Supplier shall ensure any sub-contractor is Cloud Security Alliance (CSA) Star certified or equivalent and is located and serviced within the United States. Supplier will leverage only cloud capabilities provided and/or managed by Amazon Web Services, Google Cloud, Microsoft Azure or other cloud providers with equivalent reputation in the cloud computing environment. Supplier will be fully responsible for the correct configuration of all cloud security controls. Supplier shall maintain a program to actively manage its cloud providers and assess how they secure and protect the information and data that Supplier stores and processes in their respective clouds, including obtaining and reviewing each provider’s most current applicable SOC report(s) and mapping Supplier’s information security policy to the controls and associated testing results contained in such SOC report(s). To the extent applicable to any Services provided to HSBC, Supplier will make such SOC report(s) available to HSBC.

9. Security Training. Supplier shall provide regular (no less than annually) education and training regarding information security, confidentiality and non-disclosure duties to all Supplier personnel, as relevant for their job function. In addition, Supplier shall provide mandatory training to information security personnel and require key information security personnel to stay abreast of changing cyber security threats and countermeasures. Supplier shall log and track all trainings and certifications of Supplier Personnel.

10. Change Management. Supplier shall implement a change management program consistent with industry standards. Supplier shall ensure proper separation of duties for request, approval, implementation, and audit of changes and will maintain records for a minimum of 12 months. Supplier shall, upon written request, provide HSBC with a copy of its change management policy. An infrastructure change will be carefully reviewed and understood to determine whether any unanticipated risks have emerged.

11. Physical Security. Supplier shall maintain a secure environment in all work areas within Supplier facilities where HSBC Confidential Information is stored or accessed. A secure environment includes 24x7 security personnel or equivalent means of monitoring all relevant work areas within Supplier facilities and is physically restricted to authorized personnel only. Supplier shall provide perimeter controls to detect unauthorized access to work areas within Supplier facilities and create an audit trail of all access attempts, whether granted or refused. Once authorized, any visitor must be escorted by authorized personnel. Supplier will promptly (within 24 hours) deactivate any ID badge, access card or key of terminated personnel. Supplier’s policy dictates that co-location data centers must maintain physical and environmental security standards in conformity with Supplier standards. Supplier will assess such locations on a regular basis to confirm compliance.

12. Business Continuity Plan. Supplier shall maintain a business continuity plan (the “BCP”) and implement the BCP in the event of any unplanned interruption of the Services. The BCP shall include, but not be limited to, a disaster recovery plan. The BCP shall include the pre-arranged recovery strategy of Supplier’s people, process and technology to continue mission critical functions until Services are restored. The disaster recovery plan shall include activities and plans to restore the ongoing function of technology and infrastructure in the event of a disaster. Supplier shall test, review, and update the BCP on at least an annual basis. Upon written request, Supplier will provide HSBC with executive summaries of all such updates and testing of the disaster recovery plan for those services that include disaster recovery.

13. Representations and Warranties.

(a) Supplier represents that it is in compliance with the terms of this Exhibit B and has implemented a comprehensive written information security program to protect the confidentiality, integrity and security of HSBC’s Confidential Information against any and all Security Incidents, vulnerabilities and threats.

(b) Supplier represents and warrants that its systems are monitored for Security Incidents 24 hours per day, 7 days per week and 365 days per year. For the purposes of this section, the term “monitoring” will mean the review of information system activity and network traffic to detect attack indicators and to identify unauthorized system and network activity.

(c) Supplier represents and warrants that it has a Security Incident response process to manage and to take immediate corrective action for any Security Incident, including Harmful Code.

(d)

Service Specific Terms - Software and Software Maintenance

1. DEFINITIONS

Defect: any defect, error or performance failure arising in any Software or physical media on which the Software is delivered

Documentation: user or operating manuals relating to the Software giving accurate, complete and comprehensible information sufficient for a reasonably competent user to install and use the Software and perform basic trouble shooting

Enhancement: any additional or amended software (including a patch or fix) which corrects Defects in Software or improves its performance, security or interoperability, and any other amendment or enhancement to any Software

License Term: the period starting on the Start Date (or if later, the date the applicable Software is delivered) and continuing for a perpetual term (or for the period specified in the Term Sheet)

Software: any software to be licensed, developed, provided or made available under this Agreement including (a) any software developed, provided and/or made available in connection with the Services and (b) any Enhancements and Versions

Software Maintenance: in respect of the applicable Software, the maintenance and support services set out in paragraph 5.3 and the Term Sheet

Version: any version or release of the Software that is generally made available to licensees of the Software

2. LICENSE AND USAGE

2.1 Unless otherwise stated in the Term Sheet, Supplier grants to each HSBC Affiliate a non-exclusive, worldwide, irrevocable, royalty-free license to:

(a) Use the Software and Documentation during the License Term; and

(b) decode, reverse engineer, disassemble or decompile the Software to integrate or interface it with HSBC systems.

2.2 HSBC Affiliates may run copies of the Software in parallel for the purpose of ensuring successful migration of the Software at no additional cost.

2.3 If HSBC has underpaid any Charges and/or any HSBC Affiliate has used any Software and/or Documentation outside the scope of this Agreement:

(a) Supplier shall notify HSBC of the relevant details; and

(b) Supplier may, as its sole and exclusive remedy, invoice HSBC for such usage at the rates set out in the Term Sheet.

3. DELIVERY

3.1 Supplier shall deliver the Software and Documentation, together with relevant activation codes, license keys, passwords, in accordance with the reasonable instructions of HSBC.

3.2 Except as permitted under this Agreement or Applicable Laws, HSBC shall not:

(a) modify, adapt, decode, reverse engineer, disassemble or decompile the Software; or

(b) remove, alter or cover any copyright or other proprietary rights notices placed on or embedded in the Software or Documentation.

3.3 Supplier shall:

(a) provide all assistance, code, replacement codes, license keys, passwords and other information reasonably required for successful integration, migration and operation of the Software;

(b) ensure that the Software not contain:

(i) any software to which separate third party terms apply;

(ii) Open Source Software except as approved by HSBC in writing; or

(iii) anything capable of deleting HSBC Information, restricting access to the Software or otherwise rendering any element incapable of unfettered Use (other than passwords).

4. WARRANTIES

4.1 Supplier warrants, represents and undertakes that during the **Warranty Period** (12 months from acceptance (or if no Acceptance Criteria are set out in the Term Sheet from delivery) unless otherwise stated in the Term Sheet):

(a) the Software shall operate substantially as described the Documentation and this Agreement; and

(b) any physical media on which the Software is delivered shall be free from material Defects.

4.2 Supplier shall correct any Defects which arise during the Warranty Period in accordance with the relevant Service Levels and in any event within 30 days of Supplier being notified of the same.

5. SOFTWARE MAINTENANCE

5.1 Unless otherwise stated in the Term Sheet Supplier shall provide Software Maintenance for the Maintenance Term and successive 12 month periods unless terminated by HSBC on 1 months' notice, such notice to expire no earlier than the end of the Term or applicable 12-month period.

5.2 Supplier may terminate the provision of Software Maintenance on giving HSBC not less than 12 months' prior written notice, such notice to expire no earlier than the end of the Term.

5.3 Supplier shall:

(a) monitor performance of the Software, promptly notify HSBC of any Defect and its root cause, and correct such Defects;

(b) supply, assist upon request with the implementation of, and provide necessary knowledge transfer in respect of, Enhancements and Versions;

(c) make suitably qualified representatives available to respond to technical queries; and

(d) keep current and available the relevant Documentation, provided that no update shall reduce the Software's warranted performance.

6. DEPLOYMENT

6.1 Unless otherwise stated in the Term Sheet Enhancements and Versions shall only be deployed on the instructions of HSBC.

7. WITHDRAWN SOFTWARE

7.1 Supplier shall give at least 12 months' prior written notice to HSBC if any Software or Software Maintenance will no longer be generally available.

Service Specific Terms – Equipment and Equipment Maintenance

1. DEFINITIONS

Defect: any defect in design, materials and/or workmanship or any other error or performance failure arising in any Equipment

Delivery: the delivery and off-loading of the applicable Equipment (and **Deliver** shall be construed accordingly)

Documentation: user or operating manuals relating to the Equipment and Equipment Software giving accurate, complete and comprehensible information sufficient for a reasonably competent user to install and use the Equipment and Equipment Software and perform basic trouble shooting

Equipment: any information technology and/or telecommunications hardware device to be supplied under this Agreement (including any Equipment Software and any replacement parts)

Equipment Maintenance: the maintenance and support services set out in paragraph 6.3 and the Term Sheet

Equipment Software: any operating system or other similar software incorporated or otherwise existing in or on any Equipment, including any Patch

Installation: the installation and commissioning of the applicable Equipment (and **Install** shall be construed accordingly)

OEM: the original equipment manufacturer

Patch: any software or other materials which correct any Defect in the Equipment Software

2. DELIVERY AND INSTALLATION

2.1 Supplier shall Deliver the Equipment and Documentation, and Install the Equipment, in accordance with this Agreement and applicable OEM instructions and leave the site in a tidy, operational state.

3. LICENSE

3.1 Unless otherwise stated in the Term Sheet, Supplier grants to each HSBC Affiliate a non-exclusive, worldwide, irrevocable, royalty-free license to:

(a) Use the Equipment Software and Documentation for a perpetual term; and

(b) decode, reverse engineer, disassemble or decompile the Equipment Software to integrate or interface it with HSBC systems.

4. TITLE AND RISK

4.1 Title to the Equipment (excluding any Equipment Software) shall transfer to HSBC (or its nominee) with full title guarantee and free from all charges, encumbrances and other third party rights on the earlier of Delivery or payment of the applicable Charges.

4.2 Risk of loss of or damage to the Equipment shall pass to HSBC (or its nominee) on acceptance (or if no Acceptance Criteria are applicable, on Installation).

5. RIGHTS AND OBLIGATIONS

5.1 Non-performance by Supplier under these Service Specific Terms shall be excused to the extent it directly results from HSBC failing to:

(a) operate and use the Equipment materially in accordance with the Documentation;

(b) maintain agreed environmental conditions; or

(c) provide agreed access to facilities for Delivery, Installation or Equipment Maintenance,

provided that Supplier has notified HSBC of such failure and used reasonable endeavours to perform its obligations in such circumstances.

6. WARRANTIES

6.1 Supplier warrants, represents and undertakes that:

(a) the Equipment is new and unused on Delivery; and

(b) during the **Warranty Period** (12 months from acceptance (or if no Acceptance Criteria are applicable on Installation) unless otherwise stated in the Term Sheet), the Equipment will operate substantially as described in this Agreement, the Documentation and this Agreement and be free from material Defects.

6.2 Supplier shall correct any Defects which arise during the Warranty Period in accordance with the relevant Service Levels and in any event within 30 days of Supplier being notified.

7. EQUIPMENT MAINTENANCE

7.1 Unless otherwise stated in the Term Sheet, Supplier shall provide Equipment Maintenance for the Term and successive 12-month renewal periods unless terminated by HSBC on 1 months' notice, such notice to expire no earlier than the end of the Term or applicable 12 month period.

7.2 Supplier may terminate the provision of Equipment Maintenance on giving HSBC not less than 12 months' prior written notice, such notice to expire no earlier than the end of the Term.

7.3 Supplier shall:

(a) monitor performance of the Equipment, promptly notify HSBC of any Defect and its root cause, and correct such Defects;

(b) supply, assist upon request with the implementation of, and provide necessary knowledge transfer in respect of, Patches;

(c) make suitably qualified representatives available to respond to technical queries; and

(d) keep current and available the relevant Documentation, provided that no update shall reduce the Equipment's warranted performance.

8. DEPLOYMENT

8.1 Unless otherwise stated in the Term Sheet Patches shall only be deployed on the instructions of HSBC.

9. WITHDRAWN EQUIPMENT

9.1 Supplier shall give at least 12 months' prior written notice if any new units of Equipment or the provision of Equipment Maintenance will no longer be generally available.

10. DECOMMISSIONING

10.1 At any time during the Term or within a reasonable period (including any periods required by Applicable Law), Supplier shall reasonably promptly collect any Equipment from the location specified by HSBC and dispose of it in accordance with Applicable Laws.

Service Specific Terms - SaaS Services

1. DEFINITIONS

Data Format: a commercially reasonable, readily available, industry standard and comprehensible electronic format or as may be agreed between the parties

Documentation: user or operating manuals relating to the SaaS Services giving accurate, complete and comprehensible information sufficient for a reasonably competent user to access and use all of the functions of the SaaS Services

SaaS Services: any subscription based solution to be provided under this Agreement including (a) any computer hardware, consumables, operating systems, firmware, telecommunications, networking, routing, cabling, power supplies, electrical or other infrastructure equipment that is used as a platform to host the solution and HSBC Information or is otherwise used in connection with the solution, (b) all computer software and programs developed and/or used by Supplier or any Supplier Personnel in providing the solution which are deployed on the equipment referred to in (a) above and/or are accessed and used (directly or indirectly) as part of the solution, (c) all equipment and storage media used for housing, serving, and maintaining HSBC Information and (d) the information or data accessible on or through such solution

Service Output: any output generated by or as a result of the SaaS Services or is delivered by or on behalf of Supplier under this Agreement

Update: any additional or amended software or other material (including a patch or fix) which corrects bugs or errors in the SaaS Services and any other update, amendment, upgrade or enhancement to the SaaS Services that is generally made available to Supplier's customers

2. RIGHTS AND USAGE

2.1 Unless otherwise set out in the Term Sheet, the Supplier grants to each HSBC Affiliate a non-exclusive, worldwide, irrevocable license to:

(a) implement, configure and Use the SaaS Services in accordance with this Agreement during the Term;

(b) Use the Service Outputs in accordance with this Agreement on a perpetual basis; and

(c) Use the Documentation during the Term.

2.2 If HSBC has underpaid any Charges and/or any HSBC Affiliate has used any SaaS Services, Service Outputs and/or Documentation outside the scope of this Agreement:

(a) Supplier shall notify HSBC of the relevant details; and

(b) Supplier may, as its sole and exclusive remedy, invoice HSBC for such usage at the rates set out in the Term Sheet.

2.3 If a HSBC Affiliate requires a direct agreement with the Supplier, Supplier will enter into an agreement with the HSBC Affiliate confirming that the terms of this Agreement apply and including any additional provisions required by any Applicable Laws.

3. RIGHTS AND OBLIGATIONS

3.1 HSBC shall be account administrator for the SaaS Services and may create all applicable accounts.

3.2 Supplier shall:

(a) provide the SaaS Services, Service Outputs and Documentation in a manner accessible from any network connection;

(b) supply nominated HSBC Personnel with login details, passwords and such other information reasonably required for implementation, configuration, remote access and use of the SaaS Services and the Use of the Documentation and Service Outputs;

(c) not introduce Open Source Software into any HSBC system or send or store any unlawful data or material; and

(d) ensure that the SaaS Services not contain:

(i) any software to which separate third party terms apply except as listed in the Term Sheet; or

(ii) anything capable of deleting HSBC Information, restricting access to the SaaS Services or otherwise rendering any element incapable of unfettered Use (other than passwords).

4. HSBC INFORMATION

4.1 Supplier shall:

(a) provide each HSBC Affiliate with continuous access to all HSBC Information in the Data Format and ensure that any formatted HSBC Information remains a complete and accurate copy;

(b) ensure that no HSBC Information is deleted or altered, except by or upon written instruction from HSBC or in accordance with this Agreement, or accessed by any third party

(c) monitor requests for replacement passwords, login details and other information and immediately report any suspicious or unusual request(s) to HSBC;

(d) encrypt, or enable HSBC to encrypt, HSBC Information; and

(e) following termination, provide to HSBC a complete copy of all HSBC Information in the Data Format and not destroy any HSBC Information until HSBC has confirmed in writing that it has a complete copy.

5. WARRANTIES

5.1 Supplier warrants, represents and undertakes that the SaaS Services shall operate substantially in accordance with this Agreement.

6. SUPPORT

6.1 Supplier shall support and maintain the SaaS Services during the Term and, as a minimum, shall:

(a) monitor performance of the SaaS Services and promptly notify HSBC of any defect, error or performance failure;

(b) make suitably qualified representatives available to respond to technical queries;

(c) subject to paragraph 8, provide and implement all Updates;

(d) keep current and available the relevant Documentation; and

(e) maintain such information or data as may be required to facilitate access and use of the SaaS Services.

7. UPDATES

7.1 Supplier shall discuss its development roadmap and expected Updates with HSBC at least every 3 months, use reasonable endeavours to accommodate HSBC's suggested improvements and keep HSBC regularly informed of its implementation progress.

7.2 Supplier may make reasonable changes to the SaaS Services and/or Documentation provided that:

(a) Supplier has given HSBC not less than 60 days' prior written notice of the change and has provided a test version;

(b) such change does not:

(i) reduce performance, functionality, security or compatibility with HSBC systems;

(ii) reduce any Service Level, Service Credit or HSBC right; or

(iii) increase the applicable Charges or require a material investment in HSBC systems.

7.3 If in HSBC's reasonable opinion any change violates paragraph 7.2, HSBC may object in writing and terminate this Agreement if the change is not remedied within 30 days of such notice.

7.4 Supplier shall carry out maintenance and deploy Updates within agreed maintenance windows except for emergency maintenance carried out with HSBC's prior written consent.

8. PENETRATION TESTING

8.1 Supplier shall conduct third-party penetration testing and vulnerability scanning of the SaaS Services, including evidence of data isolation in any multi-tenant services, and provide HSBC with a summary report upon request.

8.2 HSBC may conduct (or appoint a third party to conduct) vulnerability and penetration testing of the SaaS Services.

8.3 If any penetration testing identifies a security failure or that Supplier has failed to perform its obligations under this Agreement, HSBC may require Supplier to rectify the relevant failures.